Exhibit 10.7A

LICENSE AND COLLABORATION AGREEMENT

BETWEEN

GENENTECH, INC.

AND

TERCICA MEDICA, INC.

LICENSE AND COLLABORATION AGREEMENT

This LICENSE AND COLLABORATION AGREEMENT (this “Agreement”) is made effective as of the 15th day of April, 2002 (the “Effective Date”) by and between Tercica Medica, Inc., a Delaware corporation having an office located at Regus Redwood Shores, 303 Twin Dolphin Drive, 6th Floor, Redwood Shores, California 94065 (“TM”) and Genentech, Inc., a Delaware corporation having an office at 1 DNA Way, South San Francisco, California 94080 (“GNE”). TM and GNE are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, GNE owns or controls technology, know-how, expertise and other intellectual property related to IGF-I (as defined below);

WHEREAS, on the terms and subject to the conditions set forth herein, TM desires to obtain, and GNE desires to grant, the rights set forth herein, including a license under GNE’s technology, know-how and/or intellectual property rights to permit TM to develop, commercialize, market and promote IGF-I; and

WHEREAS, GNE desires to work with TM as its exclusive U.S. partner for further development and commercialization of IGF-I and IGF-I based therapies in the Field (as defined below); and

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

The following terms shall have the following meanings as used in this Agreement:

1.1 “Affiliate” means any corporation, company, partnership, joint venture and/or firm which controls, is controlled by, or is under common control with a Party; provided that [*] (including its subsidiaries) shall be considered a Third Party for purposes of this Agreement, rather than as an Affiliate of GNE. For purposes of the foregoing sentence, “control” and, with correlative meanings, the terms “controlled by” and “under common control with”, mean (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.

1.2 “Agreement” shall have the meaning set forth in the preamble.

*	This provision is the subject of a Confidential Treatment Request.

1.3 “Annual Budget” shall mean a budget prepared by TM and submitted to the JSC each year in accordance with Section 3.4 setting forth a detailed description of the planned Development Costs to be incurred during the upcoming year and a summary of the Development Costs projected to be incurred during the upcoming five years.

1.4 “BLA” means a Biologics License Application filed pursuant to the requirements of the FDA, as defined in 21 C.F.R. § 600 et seq., for FDA Approval of a Licensed Product.

1.5 “BLA Enabling Clinical Trial” means, in connection with a Licensed Product for a specific Indication, a completed Phase III or Phase II/III Clinical Trial that has met its predetermined endpoints and which has produced data and records likely to receive FDA Approval, as determined by using the exercise of prudent scientific and business judgment.

1.6 “BP3” means native-sequence insulin-like growth factor binding protein-3 [*], that binds IGF-I, includes animal equivalents to human BP3 as well as human BP3, for example, the bovine, ovine, porcine, and equine species, and may be from any source, whether natural, synthetic, or recombinant, provided that it will bind to the appropriate binding domain of IGF-I.

1.7 “BP3 Patents” means those GNE Patents claiming the composition of matter, formulation and/or use of IGF-I combined with BP3.

1.8 “Calendar Quarter” means each of the three (3) consecutive calendar month periods ending on March 31, June 30, September 30 or December 31.

1.9 “Calendar Year” means the period of twelve (12) months commencing on January 1 and ending on December 31.

1.10 “CFR” means Code of Federal Regulations.

1.11 “Commercialization Plan” means, with respect to a Licensed Product for a specific Indication, the promotion plan and budget, educational plan and budget, sales plan, sales force recruitment and training plan and budget, sales forecast (specifying projected market launch dates, unit and dollar volumes), reimbursement plan, and pricing plan (supported by a study prepared by a recognized consulting firm or qualified expert) for such Licensed Product for such Indication.

1.12 “Confidential Information” means all materials, Know-how or other information, including, without limitation, proprietary materials, Know-how and other information, whether or not patentable, regarding a Party’s technology, products, business information or objectives, which is designated as confidential in writing by the disclosing Party, whether by letter or by use of an appropriate stamp or legend, prior to or at the time any such material, Know-how or other information is disclosed by the disclosing Party to the other Party. Notwithstanding the foregoing, materials, Know-how or other information that is orally, electronically or visually disclosed by a Party, or is disclosed in writing without an appropriate letter, stamp or legend, shall constitute

*	This provision is the subject of a Confidential Treatment Request.

Confidential Information of a Party if (a) the disclosing Party, within thirty (30) days after such disclosure, delivers to the other Party a written document or documents describing the materials, Know-how or other information and referencing the place and date of such oral, electronic, visual or written disclosure and the names of the persons to whom such disclosure was made or (b) such information is of the type that is customarily considered to be confidential information by persons engaged in activities that are substantially similar to the activities being engaged in by the Parties pursuant to this Agreement.

1.13 “Control” means possession of the right to grant a license or sublicense as provided for herein without violating (a) any law or governmental regulation applicable to such license or sublicense or (b) the terms of any agreement or other arrangement with any Third Party that exists as of the Effective Date or, if such right is acquired after the Effective Date, as of the date a Party first gained possession of such right.

1.14 “Cure Period” shall have the meaning set forth in Section 13.2.

1.15 “Development” and, with correlative meaning, “Develop”, means all activities related to preclinical testing, toxicological, pharmacokinetic, metabolic, or clinical aspects of a Licensed Product, process development, stability studies, formulation development, Manufacturing scale-up, production of clinical product batches, validation studies, development of quality assurance/quality control testing, clinical studies regulatory affairs, and other development activities approved by the JSC, for a Licensed Product in connection with obtaining FDA Approval of such Licensed Product.

1.16 “Development Costs” means, with respect to a specific Licensed Product for a specific Indication, those Development costs actually incurred by TM from the Effective Date of this Agreement through the date of GNE’s exercise of its Opt-in for such Licensed Product for such Indication that are (a) either incurred for such Licensed Product specifically for such Indication or, subject to the terms at the end of this paragraph, incurred for such Licensed Product, but which costs also have broader applicability to other Indications, Licensed Products or other products, and (b) reimbursable, as set forth below in this Section 1.14, in the event of an Opt-in by GNE pursuant to Article IV. Reimbursable Development Costs shall be limited to costs of studies on the toxicological, pharmacokinetic, metabolic or clinical aspects of a Licensed Product necessary for the purpose of obtaining, maintaining and/or expanding FDA Approval of a Licensed Product, and costs for preparing, submitting, reviewing or developing data or information for the purpose of submission to the FDA to obtain, maintain and/or expand FDA Approval of a Licensed Product and the costs deemed reimbursable as set forth below in this definition. Reimbursable Development Costs shall not include any pre-clinical or research costs. Reimbursable Development Costs may include direct salary and headcount costs and applicable overhead which is directly allocable to included headcount, but shall not include any general corporate headcount, such as legal, business development or finance. Reimbursable Development Costs shall not include any costs associated with the establishment of Manufacturing capability for Licensed Products that, per GAAP, may be capitalized (which may be included as FBMC to the extent permitted under the terms of this Agreement), although reimbursable Development Costs shall include incremental costs directly attributable to establishment of Manufacturing capability for such Licensed Product for such Indication that must be expensed (i.e., not capitalized). Other Development costs with broader applicability to other Licensed Products shall be included as reimbursable Development Costs at a rate of [*], provided however that such costs may be included as reimbursable Development Costs only once.

1.17 “Development Plan” means a comprehensive plan for the Development of IGF-I, prepared for the Initial Indications and then for any Subsequent Indication(s), designed to generate the preclinical, process development, stability studies, formulation development, Manufacturing scale-up, clinical and regulatory information and preparation work required for filing BLAs and obtaining FDA approval in the Territory.

1.18 “Diabetes” means a progressive disease of carbohydrate metabolism involving inadequate production or utilization of insulin that is characterized by hyperglycemia and glycosuria. The term shall apply to any form of diabetes, including without limitation, Type 1 and Type 2 diabetes, as well as other hyperglycemic disorders, such as hyperinsulinemia, hyperlipidemia, insulin-resistant diabetes such as Mendenhall’s Syndrome, Werner Syndrome, leprechaunism, lipoatrophic diabetes.

1.19 “Diligent Efforts” means the efforts consistent with the exercise of prudent scientific and business judgment, consistent with the effort applied to other pharmaceutical products of similar potential and market size by the Party in question (or, if the Party in question has no other pharmaceutical product of similar potential and market size, by other similarly sized pharmaceutical companies that do).

1.20 “Effective Date” shall have the meaning set forth in the preamble to this Agreement.

1.21 “Excluded Indications” shall mean the use of IGF-I as a therapeutic or potential therapeutic for any human disease or condition of the central nervous system, including without limitation CNS diseases and conditions arising out of the causes set forth in Exhibit A.

1.22 “FDA” means the United States Food and Drug Administration and any successor agency or authority thereto.

1.23 “FDA Approval” and with correlative meanings, “Approval by the FDA” and “Approved by the FDA” means, with respect to a Licensed Product, approval by the FDA for commercial sale or use of such Licensed Product as a drug for a specific Indication(s) in the United States.

1.24 “FDA Documentation” means, with respect to a Licensed Product, all filings and supporting documents submitted to the FDA relating to such Licensed Product, and all data contained therein, including, without limitation, any INDs, BLAs, investigator’s brochures, correspondence to and from the FDA, minutes from teleconferences with the FDA, registrations and

*	This provision is the subject of a Confidential Treatment Request.

licenses, regulatory drug lists, advertising and promotion documents shared with the FDA, adverse event files, complaint files and Manufacturing records.

1.25 “FFDCA” means the United States Federal Food, Drug and Cosmetic Act.

1.26 “Field” means the human therapeutic treatment, prevention or diagnosis of the Initial Indications and any Subsequent Indications, but shall specifically exclude the Excluded Indications.

1.27 “First Commercial Sale” means, with respect to a Licensed Product, the first sale for use of a Licensed Product in the Field after FDA Approval has been obtained.

1.28 “FTE” means full time equivalent of, and is equal to the amount of work one full time employee would accomplish during any one year period. The total cost to TM of an FTE performed by GNE hereunder shall not exceed [*] per FTE.

1.29 “Fully Burdened Manufacturing Cost” means, with respect to a Licensed Product, a party’s consolidated fully burdened Manufacturing cost (as determined in accordance with GAAP) of a Licensed Product (in bulk, vialed or finished product form, as the case may be), which shall comprise the sum of the cost of goods produced (whether Manufactured by a Party or by a Third Party pursuant to contract), as determined in accordance with GAAP, including, but not limited to, direct labor and material costs, product quality assurance/control costs, and costs of stability studies and any other necessary costs borne by such party for transport, customs, clearance and storage of product (i.e., freight, customs, duty, and insurance).

1.30 “Fully Diluted Basis” means the calculation of a Party’s total equity, assuming conversion or exercise of all outstanding options, warrants and convertible securities and includes any shares reserved for grant under any equity incentive plan.

1.31 “GAAP” means, as applied to any Party or Third Party’s accounting practices, U.S. generally accepted accounting principles, applied in a manner consistent with the past practices of such Party or Third Party.

1.32 “GNE” shall have the meaning set forth in the preamble to this Agreement.

1.33 “GNE Indemnified Parties” shall have the meaning set forth in Section 14.3.

1.34 “GNE Know-how” means [*].

1.35 “GNE Patents” means the rights granted by the USPTO under the Patents that are set forth in Exhibit B, attached hereto. The term “GNE Patents” also includes 1) any US Patents, including divisions, continuations, continuations-in-part, reissues, re-examinations and extensions, Controlled by GNE during the term of this Agreement that claim the composition of matter, formulation, manufacture or use of IGF-I and/or IGF-I combined with BP3 in the Field, provided

*	This provision is the subject of a Confidential Treatment Request.

however that “GNE Patents” shall not include any Patent or patent application to the extent such Patent or patent application claims the composition of matter, formulation or use of GH, alone or in combination with IGF-I and/or with IGF-I combined with BP3, and 2) any patents granted by a regulatory agency or similar granting authority outside of the US and Controlled by GNE during the Term of this Agreement that would be infringed by TM manufacturing IGF-I and/or BP3 or conducting human clinical trials with IGF-I and/or IGF-I combined with BP3 if not for the rights granted to it herein. At least annually during the term of this Agreement, GNE shall provide an updated Exhibit B that lists such additional Patents and Patent applications. At any time during the term of this Agreement, TM may notify GNE in writing that it no longer wishes to license rights under the BP3 Patents and such Patents shall be removed from Exhibit B and this definition of GNE Patents shall be deemed to not include any BP3 Patents. Notwithstanding the foregoing, except for those patents listed in Exhibit B as of the Effective Date, the term “GNE Patents” shall not include any Patents licensed to GNE by, or co-owned by, a Third Party whereby GNE would owe royalties or other payments based on TM’s use, manufacture or sale of IGF-I and/or IGF-I combined with BP3 unless TM agrees to be solely responsible for such royalties or other payments (although such royalties or other payments may be offset against royalties due GNE hereunder to the extent permitted herein).

1.36 “Gross Sales” shall have the meaning set forth in the Financial Appendix, attached hereto as Exhibit D.

1.37 “Growth Hormone” or “GH” means growth hormone from any source in native-sequence or variant form, as well as growth hormone releasing non-peptides [*], growth hormone releasing peptides, growth hormone secretagogues, and other molecules that mimic the function of growth hormone or stimulate the production or release of endogenous growth hormone.

1.38 “IGF-I” means native-sequence insulin-like growth factor-1 from any species with or without an N-terminal methionine, allelic variants thereof, and sequence variants thereof wherein [*].

1.39 “IND” means, with respect to a Licensed Product, an Investigational New Drug Application submitted, filed or to be submitted or filed with the FDA.

1.40 “Indication” means the prevention, therapeutic treatment, or diagnosis of any particular human disease or, disorder or condition, but shall not include the Excluded Indications.

1.41 “Initial Indication 1” means growth hormone insensitivity syndrome or GHIS.

1.42 “Initial Indication 2” means Diabetes. It is understood by the parties that Initial Indication 2 shall include any and all forms of Diabetes Developed by TM, including without limitation, Orphan Indications within Diabetes, even if multiple Diabetes Indications are Developed separately. Upon written mutual agreement between the Parties, TM may substitute a different Indication for Initial Indication 2, provided that there is a greater than [*] market for such Indication, as determined by the Parties at the time of the request (or, if the matter is in dispute, as determined

*	This provision is the subject of a Confidential Treatment Request.

by an analysis to be performed by an independent Third Party marketing firm selected by the JSC within thirty (30) days of one Party providing the other with notice of such dispute) and provided that in no event shall such Indication be an Excluded Indication.

1.43 “Initial Indications” means Initial Indication 1 and Initial Indication 2.

1.44 “Interest Rate” shall have the meaning set forth in the Financial Appendix, attached hereto as Exhibit D.

1.45 “Joint Know-how” means all Know-how made jointly by employees or agents of TM, on the one hand, and by employees or agents of GNE, on the other hand, at any time during the term of this Agreement, as a direct result of performing an activity under this Agreement.

1.46 “Joint Patent” means the rights granted by any governmental authority under a Patent that names as inventors one or more employees or agents of TM together with one or more employees or agents of GNE and claims any Joint Know-how.

1.47 “Joint Indication” means an Indication for which GNE has Opted-in pursuant to Article IV.

1.48 “JCC” means the joint commercialization committee as defined in Section 6.5.

1.49 “JSC” means the joint steering committee as defined in Section 6.1.

1.50 “Know-how” means information or biological materials relating to IGF-I or any Licensed Product, including, without limitation, cells, cell lines, genes, gene fragments, gene sequences, probes, DNA, RNA, cDNA libraries, proteins, peptides, polypeptides, plasmids, vectors, expression systems, organisms, biological substances, and any constituents, progeny or replications thereof or therefrom, reagents, chemical compounds, inventions, improvements, practices, formula, trade secrets, techniques, methods, procedures, knowledge, know-how, skill, experience, results, test data (including, without limitation, pharmacological, toxicological and clinical test data), analytical and quality control data and any marketing, pricing, distribution, cost, sales, Manufacturing, patent or data descriptions, whether or not patentable.

1.51 “Liability” shall have the meaning set forth in Section 14.1.

1.52 “Licensed Product” means a pharmaceutical formulation or product for use in the Field that contains IGF-I or IGF-I in bulk active form and/or IGF-I combined with BP3, provided however, that TM may at any time notify GNE in writing that it no longer wishes to have rights under the BP3 Patents, in which case “Licensed Product” shall no longer include pharmaceutical formulations or products containing IGF-I combined with BP3.

1.53 “Licensed Trademarks” shall mean any U.S. registered Trademark or pending Trademark application in the USPTO, applicable to a Licensed Product.

1.54 “Manufacture” and, with correlative meaning, “Manufacturing” mean, with respect to a product or compound, the manufacturing, processing, formulating, packaging, labeling, storing and quality control testing of such product or compound.

1.55 “Net Sales” shall have the meaning set forth in the Financial Appendix, attached hereto as Exhibit D.

1.56 “Operating Profits” and, with correlative meaning, “Operating Losses”, shall have the meaning set forth in the Financial Appendix, attached hereto as Exhibit D.

1.57 “Opt-in” and, with correlative meaning, “Opted-in” mean the exercise by GNE, as set forth in Article IV, of its right to jointly develop and/or commercialize a Licensed Product for a Joint Indication as set forth herein.

1.58 “Orphan Indication” and with correlative meaning, “Orphan Drug” shall mean a Licensed Product with respect to a specific Indication for which the FDA has granted orphan status as defined in 21 CFR Pt. 316.

1.59 “Party” and “Parties” shall have the meaning set forth in the preamble to this Agreement.

1.60 “Patent” means (a) any valid and enforceable U.S. letters patent or patent application, including, without limitation, any extension, registration, confirmation, reissue, continuation, division, continuation-in-part, re-examination, supplementary protection certificate or renewal thereof and (b) any certificates of invention for U.S. letters patent.

1.61 “Patent Costs” means fees and expenses paid to outside legal counsel and experts, and any governmental authorities, incurred after the Effective Date in connection with the establishment and maintenance of rights under Patents covering IGF-I or any Licensed Product, including costs of any Patent interference, reexamination, reissue, opposition, invalidation and revocation proceedings.

1.62 “Phase II Clinical Trial” means those tests and studies in humans required by the FDA which generate sufficient data as to safety, dose ranging and efficacy of a Licensed Product to permit commencement of a Phase III Clinical Trial.

1.63 “Phase II/III or Phase III Clinical Trial” means a controlled study in humans that is prospectively designed, using predetermined endpoints, to demonstrate clinically and statistically the efficacy and safety of a Licensed Product for one or more Indications as a pivotal study intended to lead to FDA Approval of such Licensed Product for such Indication(s).

1.64 “Subsequent Indications” means, collectively, all Indications other than the Initial Indications and the Excluded Indications.

1.65 “Technology Transfer Plan” shall mean the document attached to this Agreement as Exhibit C, incorporated herein.

1.66 “Territory” means the United States, its districts, territories and possessions.

1.67 “Third Party” means any entity other than TM or GNE or their respective Affiliates.

1.68 “Third Party Royalties” means royalties payable to a Third Party by GNE or TM in connection with Licensed Products.

1.69 “TM” shall have the meaning set forth in the preamble to this Agreement.

1.70 “TM Indemnified Parties” shall have the meaning set forth in Section 14.2.

1.71 “TM Know-how” means Know-how (or, with reference to tangible substances, samples of Know-how) Controlled by TM that is reasonably necessary for the characterization, optimization, assaying, Development, Manufacture, import, offer for sale, use or sale of IGF-I or any Licensed Product in the Field.

1.72 “TM Patents” means the rights granted by any governmental authority under a Patent, including divisions, continuations, continuations-in-part, reissues, re-examinations and extensions, Controlled by TM as of the Effective Date or at any time during the term of this Agreement (including, without limitation, any interest in any Joint Patents), which Patent is necessary or reasonably useful for the identification, synthesis, characterization, optimization, assaying, Development, Manufacture, use or sale of IGF-I or any Licensed Product in the Field.

1.73 “Trademark” shall, with respect to any Licensed Product, include any word, name, symbol, color, designation or device or any combination thereof, including, without limitation, any trademark, trade dress, brand mark, house mark, trade name, brand name, logo, or business symbol.

1.74 “USPTO” means the United States Patent and Trademark Office.

1.75 “Valid Claim” means any claim in an issued and unexpired Patent that has not been revoked or held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, with such decision being unappealable or unappealed within the time allowed for appeal.

ARTICLE II

LICENSES AND RESTRICTIVE COVENANTS

Subject to the terms and conditions of this Agreement, GNE hereby grants to TM the licenses and other rights set forth in Exhibit F, attached hereto and incorporated herein by this reference.

ARTICLE III

DEVELOPMENT

3.1 Technology and IND Transfer. Following execution of this Agreement, and in accordance with the Technology Transfer Plan, GNE shall, at TM’s expense, use Diligent Efforts to (i) transfer to TM the GNE Know-how, preclinical and clinical data, samples of assays and associated materials, and protocols and procedures, all as set forth in Exhibit C, attached hereto; (ii) assign and/or deliver, as applicable, to TM, sponsorship of the relevant INDs, Orphan Drug applications and designations and other FDA Documentation pertaining to IGF-I; and (iii) effectuate such transfer of such sponsorship by appropriately notifying the FDA. Notwithstanding the foregoing or any other provision of this Agreement, GNE shall not be obligated to transfer to TM any particular Know-how, data, materials or samples that would cause GNE to breach confidentiality obligations to any Third Party as of the Effective Date, provided however that GNE will use its best efforts to gain whatever permission may be necessary from such Third Parties to disclose such Know-how, data, materials or samples to TM. Nothing in this Agreement shall allow TM to use, license, or disclose to any Affiliate or Third Party, any GNE Know-how except for purposes specifically contemplated by this Agreement. Upon such transfer of such sponsorship, TM (and not GNE) shall thereafter be responsible, with respect to such INDs, for complying with any and all obligations placed upon a sponsor of an IND filed with the FDA. For the purposes of this Section and Section 8.4(a) only, it is understood that Diligent Efforts shall not be interpreted to require GNE to use a total of more than an aggregate of [*] FTE’s to complete the tasks described in this Section and in Section 8.4(a) and that GNE will be deemed to have satisfied its obligations under this Section 3.1 and Section 8.4(a) if it has used not less than an aggregate of [*] FTE’s to complete such tasks. Notwithstanding the foregoing, if after the [*] FTE’s time has been exhausted, TM identifies a material, existing document necessary for TM to Manufacture IGF-I, which would have been provided to TM but for the exhaustion of the [*] FTE’s, GNE will, at TM’s expense, make reasonable efforts to provide TM with such document.

3.2 Development of Licensed Products by TM.

(a) Development Responsibilities. As between the Parties, TM shall be responsible for the Development of Licensed Products and for obtaining FDA Approval of such Licensed Products in the Field in the Territory. Such responsibilities shall include, without limitation: (i) the performance of all preclinical and clinical activities; (ii) the preparation of Development Plans and Annual Budgets, as set forth in Section 3.4, to be provided to the JSC in accordance with Article VI; (iii) the manufacturing and scale-up Development beyond the 10K/1K GNE IND process; (iv) the performance of all tests, studies and other activities, including, without limitation, all preclinical and clinical tests and studies, necessary to obtain and maintain FDA Approval of Licensed Products for the applicable Indication, including, without limitation, those activities set forth in the related Development Plan; (v) the obtaining of any needed or desired additional INDs for the Initial Indications and/or Subsequent Indications; and (vi) the performance

*	This provision is the subject of a Confidential Treatment Request.

of preliminary marketing activities, such as the conducting of marketing studies, the preparation of pre-launch marketing plans and the selection of Trademarks to be provided to the JSC.

(b) Development Efforts. TM shall use Diligent Efforts to Develop and obtain FDA Approval for Licensed Products for Indications in the Field in the Territory. Without limiting the generality of the foregoing, TM shall use reasonable business efforts, as determined by the JSC (provided, however, that in no event shall such reasonable efforts shall be less than the efforts TM uses in the development of Licensed Products for other Indications, unless such lesser efforts are agreed to by GNE, such agreement not to be unreasonably withheld), to submit a BLA for FDA Approval for a Licensed Product for Initial Indication 1 by [*] and submit a BLA for FDA Approval for a Licensed Product for Initial Indication 2 by [*]. Notwithstanding the foregoing, in the event the Parties substitute a new Indication for Initial Indication 2 instead of Diabetes (as allowed pursuant to Section 1.39 “Initial Indication 2”), the Parties will agree on a later date by which TM should submit a BLA for FDA Approval for a Licensed Product for Initial Indication 2. TM also shall use Diligent Efforts to Develop Licensed Products for Subsequent Indications in the Field in the Territory.

(c) Limited Right for GNE to Develop Initial Indication 2. In the event the Parties using their respective scientific and business judgment disagree over whether the continued Development of IGF-I for Initial Indication 2 is truly viable (such that TM does not wish to continue Development of IGF-I for Initial Indication 2), GNE may elect to take over the Development of IGF-I for Initial Indication 2 and, upon notice to TM of such election, TM’s diligence obligation as set forth in subSection (b) above with respect to Initial Indication 2 shall be satisfied, the Field shall be amended to exclude the treatment of Initial Indication 2 and, in exchange for a milestone and/or royalty on sales of IGF-I by GNE or its Affiliates or sublicensees (such milestone and/or royalty to be negotiated in good faith between the Parties taking into account the value contributed by TM to such commercial product), TM shall, as related to the Development of a Licensed Product for Initial Indication 2: A) return to GNE copies of any GNE Know-how, preclinical and clinical data, assays and associated materials, and protocols and procedures; B) provide GNE with copies of any existing TM Know-how, preclinical and clinical data, assays and associated materials, and protocols and procedures; C) grant, and hereby is deemed to grant, a non-exclusive license to GNE to use, sell, manufacture, offer for sale, import and export IGF-I for the treatment of Initial Indication 2 under any TM Patents or TM Know-how; and D) allow GNE to cross-reference any INDs, BLAs, clinical data or other submissions filed with the FDA and provide GNE with copies of any FDA Documentation. GNE shall reimburse TM for its actual expenses incurred in performing the activities set forth in the preceding sentence. TM shall effectuate all of the transfer activities noted in this paragraph in a timely and orderly fashion so as to preserve the value of what is being transferred in all material respects. In the event the Parties are not able to reach an agreement as to the appropriate milestone and/or royalty set forth above, the matter shall be determined in accordance with Article XV.

*	This provision is the subject of a Confidential Treatment Request.

3.3 Development Costs. Except as set forth in Section 4.3 herein, as between the Parties, TM shall bear all costs of Development, including those which qualify as reimbursable Development Costs, for Licensed Products for all Initial Indications and Subsequent Indications in the Field in the Territory, with no right to reimbursement from GNE.

3.4 Formulation of Development Plans and Annual Budgets. Within ninety (90) days following material completion of transfer of the preclinical and clinical documents regarding Licensed Product pursuant to the Technology Transfer Plan, TM shall provide to each member of the JSC a copy of a proposed Development Plan for the Development of Licensed Product(s) for the Initial Indications and a proposed initial Annual Budget. Thereafter, TM shall provide to the JSC:

(a) a subsequent proposed Development Plan (i) for each Subsequent Indication put into Development, (ii) annually for the Initial Indications and for each Subsequent Indication put into Development, and (iii) in the event it desires to amend any Development Plan(s) already submitted, and

(b) subsequent proposed Annual Budgets (i) each year between thirty (30) and sixty (60) days prior to the first anniversary date of the previous Annual Budget, and (ii) in the event it desires to amend the Annual Budget in effect at the time.

3.5 BLA Preparation and Maintenance.

(a) Licensed Products for Joint Indication. Upon notification by GNE that it is exercising its Opt-in rights for a Licensed Product for a Joint Indication, the Parties shall work together under the supervision of the JCC to prepare the BLA and any other needed FDA documentation for such Licensed Product for such Joint Indication and such BLA shall be filed at the FDA with GNE named as the sponsor. Any and all correspondence and communication with the FDA concerning such BLA shall also be overseen by the JCC.

(b) Licensed Products for Indications that are not Joint Indications. For Indications for which GNE does not have a right to Opt-in pursuant to Article 4, TM may proceed with the filing or submission of a BLA in its sole discretion, provided however that TM first notify the JSC of its intentions to so file or submit such BLA and provide the JSC with an opportunity to review and comment on its plans. For Indications for which GNE does have a right to Opt-in pursuant to Article 4, TM may proceed with the filing or submission of a BLA, provided a BLA Enabling Clinical Trial has been completed for such Licensed Product for such Indication, upon the earlier of 1) the expiration of GNE’s Opt-in rights with respect to a Licensed Product for an Indication, or 2) GNE’s written notification to TM that GNE does not plan to exercise such Opt-in rights. As between the Parties, TM shall be solely responsible for the preparation of such BLA and any other needed FDA documentation for such Licensed Product for such Indication and such BLA shall be filed at the FDA with TM or its designee named as the sponsor. As between the Parties, TM shall be solely responsible for any and all correspondence and communication with the FDA concerning such BLA.

ARTICLE IV

OPT-IN BY GENENTECH

4.1 Provision of Information. Promptly following completion of any Phase II/III or Phase III Clinical Trial that TM reasonably believes may be a BLA Enabling Clinical Trial for a Licensed Product for an Indication that is either or both (a) not an Orphan Indication or (b) a Diabetes Indication, but in no event more than thirty (30) days after such completion, TM shall provide to GNE any and all information which is reasonably available to TM and which would be reasonably material for GNE to make an Opt-in decision as described in Section 4.2, such information to include but not be limited to: a copy of available clinical data, results, reports and interpretations; a detailed accounting of all Development Costs; available analyses and information relating to predicted Manufacturing costs; any other pertinent Manufacturing information; anticipated regulatory costs and fees; related FDA Documentation; available marketing materials and marketing and sales projections; and information relating to expected Third Party Royalty obligations. For the purposes of this Section 4.3, the term “completion” shall mean that results from the clinical trial at issue have been fully collected, analyzed and formatted consistent with the analytical plan provided to the FDA such that the Parties, in their reasonable opinions, can each determine whether or not the Licensed Product is likely to receive FDA Approval. The date of receipt by GNE of the information set forth in this Section 4.1 shall be set as the “Opt-in Notice Date”.

4.2 Opt-in by GNE. At any time prior to or on the date that is ninety (90) calendar days after the Opt-in Notice Date (as defined at the end of Section 4.1 above) with respect to a Licensed Product for a specific Indication (the “Opt-in Notice Period”), GNE shall have the right to elect to participate in the commercialization of such Licensed Product for such Indication under the terms of this Agreement by providing TM with written notice of its desire to so participate (such notice and such action herein referred to as an “Opt-in” by GNE), and such Indication shall thereafter become a Joint Indication. During the Opt-in Notice Period, 1) TM shall have an affirmative obligation to provide GNE with any additional information which would be reasonably material for GNE to make an Opt-in decision that may become available and, 2) GNE may request additional information which would be reasonably material for it to make an Opt-in decision and TM shall supply such information to the extent it is reasonably available. In the event TM supplies additional information pursuant to the preceding sentence and there are fewer than thirty (30) calendar days remaining in the Opt-in Notice Period, such Opt-in Notice Period shall be extended to such date that is thirty (30) calendar after the provision of such additional information. GNE may, at its sole discretion, notify TM in writing before the expiration of its rights set forth herein with respect to such Licensed Product for such Indication, that it waives such rights and such Opt-in rights shall thereby terminate. In the event GNE does not Opt-in for a Licensed Product for an Indication and either TM decides to not file a BLA based on the Phase II/III or Phase III Clinical Trials completed to date or the FDA denies Approval of such Licensed Product for such Indication, GNE’s Opt-in rights shall be renewed if and when TM completes another Phase II/III or Phase III Clinical Trial (or an extension of an already completed Phase II/III or Phase III Clinical Trial) for such Licensed Product for such Indication. For the purposes of the preceding sentence, the issuance of an “Approvable” or “Complete Response” letter from the FDA, where such letter’s issues are resolved (and FDA

Approval is obtained) within three (3) months following the date of such letter, shall not be interpreted as a denial of FDA Approval.

4.3 Reimbursement for Development Costs. Within forty-five (45) days following notice from GNE that GNE has exercised it Opt-in rights with respect to a particular Licensed Product for a specific Indication (or, if GNE has Opted-in prior to receipt of the information described in Section 4.1, within forty-five (45) days following receipt of such information), GNE shall pay TM a sum equal to [*] of the expended applicable reimbursable Development Costs that have been approved by the JSC in an Annual Budget. If, with respect to such Licensed Product for such Indication, TM has expended more Development Costs than were approved in the applicable Annual Budgets, GNE shall also pay TM a sum equal [*] of such excess amounts, up to a maximum of [*] of GNE’s share of the original budgeted amount. In the event GNE reasonably disputes specific items contained in the Development Costs, or has questions about specific amounts that cannot be resolved to GNE’s satisfaction, GNE shall pay [*] of the amounts not in dispute or in question and such disputed or questioned amounts shall be submitted to the JSC who shall promptly meet to resolve such disputes or questions. GNE or TM shall, within seven (7) days following resolution of such matters, pay or reimburse to the other the appropriate remaining balance. In the event the JSC is not able to resolve a dispute concerning the reimbursement of Development Costs under this Section and the amount to be paid by GNE in dispute exceeds [*], notwithstanding the dispute resolution procedures set forth in Article XV, the Parties shall submit the matter to arbitration as soon as is reasonably possible. In addition, if the arbitrator determines that either GNE or TM was acting in bad faith in its demand or refusal to pay, as set forth in Section 15.2, it may require that the non-prevailing party pay the prevailing Party’s reasonable attorney’s fees and expert witness costs and arbitration costs.

4.4 Development Costs after Opt-In. In the event the Parties decide, or are required by the FDA, to conduct additional Development activities related to a Licensed Product for a Joint Indication, GNE shall bear [*] of such costs and TM shall bear [*] of such costs relating to such Joint Indication.

4.5 Opportunity for GNE Funding After Opt-in. Following the development of a Commercialization Plan for a Licensed Product for a Joint Indication, TM may request that the JSC recommend to GNE that GNE provide TM with financing in exchange for cash payments (i.e., a loan), stock and/or stock warrants. In determining whether to recommend financing and the appropriate amount of such financing, the JSC shall consider the budgeted costs to be borne by TM in such Commercialization Plan, the amount of money GNE paid to TM relating to such Licensed Product for such Joint Indication (as set forth in Section 4.3), the financial needs of TM, TM’s ability to obtain funding from other sources, and such other factors as the JSC may deem relevant. If the JSC does recommend a loan and GNE approves such loan, GNE and TM shall at the time negotiate in good faith an appropriate loan and/or stock purchase agreement.

*	This provision is the subject of a Confidential Treatment Request.

4.6 Transfer of TM Know-how. Following any Opt-in by GNE, TM shall use Diligent Efforts to transfer to GNE, at GNE’s expense, all TM Know-how related to such Licensed Product for such Indication. Nothing in this Agreement shall allow GNE to use, license, or disclose to any Affiliate or Third Party, any TM Know-how except for purposes specifically contemplated by this Agreement.

ARTICLE V

COMMERCIALIZATION

5.1 Commercialization Efforts – Licensed Products for Indications that are not Joint Indications. For all Licensed Products for Indications that are not Joint Indications, as between the Parties, TM shall use Diligent Efforts and shall be responsible for commercializing such Licensed Products for such Indications in the Territory. Without limiting the generality of the foregoing, using Diligent Efforts, TM shall: (a) provide an initial Commercialization Plan to the JSC (i) for Indications for which GNE had an Opt-in right, within ninety (90) days following the expiration or termination by GNE of GNE’s Opt-in rights or (ii) for Indications for which GNE did not have an Opt-in right, within ninety (90) days following the completion of a BLA Enabling Clinical Trial, and then (for Indications described in (i) and (ii)) updated Commercialization Plans at least annually thereafter; (b) respond to any questions from, and otherwise communicate with, the FDA in connection with the BLA filed; (c) carry out and execute the activities set forth in the Commercialization Plan; and (d) maximize Net Sales and profits of such Licensed Product for such Indication. Notwithstanding the foregoing, the Parties agree that it may be mutually beneficial for GNE to discuss Licensed Products for Indications that are not Joint Indications, in accordance with guidelines to be agreed upon between the Parties, with their customers and to refer any interested customers to TM sales personnel, and that such activities are permitted hereunder. In addition, as the Parties may agree, TM may request that GNE allow TM to use certain aspects of GNE’s marketing support infrastructure, such as medical information services and customer services (i.e., GNE’s “Single Point Of Contact”), at such fair market costs as the Parties may in good faith negotiate.

5.2 Commercialization Efforts – Licensed Products for Joint Indications. For all Licensed Products for Joint Indications, GNE and TM shall jointly use Diligent Efforts and be jointly responsible for commercializing such Licensed Products for such Joint Indications in the Territory. Without limiting the generality of the foregoing: (a) GNE shall prepare in coordination with TM, a first draft of an initial Commercialization Plan, which will be finalized by the JCC and submitted to the JSC for approval within ninety (90) days following GNE’s Opt-in decision, and the Parties will repeat this process with updated Commercialization Plans annually thereafter; (b) the JCC shall oversee responses to any questions from, and any other communications with, the FDA in connection with the BLA filed; (c) the Parties shall jointly carry out and execute the activities set forth in the Commercialization Plan once approved by the JSC under the oversight of the JCC; (d) the Parties shall jointly maximize profits from sales of such Licensed Product for such Indication under the oversight of the JCC; (e) GNE and TM shall use the Licensed Trademark approved by the JSC to market and promote such Licensed Product; and (f) GNE and TM shall use Diligent Efforts to apply such resources as is necessary to achieve the foregoing.

5.3 Marketing Costs for Licensed Products. As between the Parties, TM shall bear all costs associated with the marketing and commercialization of Licensed Products for Indications that are not Joint Indications, with no right to reimbursement from GNE. Marketing and commercialization costs for Licensed Products for Joint Indications shall be accounted for as set forth in the Financial Appendix, attached hereto as Exhibit D.

ARTICLE VI

JOINT MANAGEMENT

6.1 Formation of Joint Steering Committee. Within thirty (30) days after the Effective Date, the Parties shall establish a joint steering committee (“JSC”), consisting of two or three (2 or 3) representatives designated by each Party, to oversee and control the implementation of this Agreement between the Parties and the Development and commercialization of Licensed Products in the Territory. Each Party shall also choose one of its representatives to serve as a co-chair of the committee who will be responsible, along with the other co-chair, for the preparation and distribution of agendas and for coordinating the taking of minutes. Each representative shall have relevant and appropriate seniority and relevant scientific training in order to perform such functions. Each Party may replace its JSC representative at any time upon written notice to the other. A Party’s representative on the JSC shall be authorized to act on behalf of such Party until written notice of the removal of such representative is received by the other Party. If a representative of a Party is unable to attend a meeting, such Party may designate an alternate to attend such meeting. A Party may change one or more of its representatives to the JSC at any time upon notice to the other Party.

6.2 Duration, Scope of Authority and Responsibilities of the Joint Steering Committee. The JSC shall continue in existence until the termination or expiration of the Agreement or until the Parties mutually agree in writing to disband or alter the activities of the JSC. The JSC shall (a) approve all Annual Budgets, Development Plans, Commercialization Plans and Trademarks for Licensed Products that are or may potentially be for Joint Indications, (b) review and comment on all Annual Budgets, Development Plans, Commercialization Plans and Trademarks for Licensed Products that are not and could not potentially be for Joint Indications, (c) approve the selection of Subsequent Indications, (d) address and coordinate resolution of issues that may arise relating to the Manufacture of Licensed Product, (e) address and coordinate resolution of issues that may arise relating to the transfer of Know-how, materials and other technology between the Parties, (f) address and coordinate resolution of issues that may arise relating to the commercialization of Licensed Products, (g) perform general oversight of any other issues arising out of this Agreement or the subject matter contained herein and (h) address such other issues and matters as are expressly specified in the Agreement to be decided by the JSC or as the Parties may agree from time to time.

6.3 Meetings of the Joint Steering Committee. Following receipt of the initial proposed Development Plan and Annual Budget prepared and provided by TM in accordance with Section 3.4 herein, the JSC shall meet between sixty (60) and ninety (90) days thereafter (or at such later time as the JSC may deem appropriate) to review and approve such initial Development Plan and Annual Budget. Thereafter, the JSC shall meet no less frequently than once per each Calendar Year and at such other times as deemed appropriate by the JSC. A quorum of the JSC shall exist whenever there is present at a meeting at least one member appointed by each Party. The meetings of the JSC shall take place in the San Francisco Bay Area of California or at such other place or places as are mutually agreed. Thirty (30) calendar days’ prior written notice of each meeting shall be provided to the members, unless such notice is waived in writing by the members. The JSC may also convene, or be polled or consulted, from time to time by means of telecommunications, video conferencing or written (including electronic) correspondence, as deemed necessary or appropriate. In addition, each Party may, at its discretion, invite a reasonable number of non-voting employees, consultants or scientific advisors to attend the meetings of the JSC, provided that such invitees are bound by appropriate confidentiality obligations.

6.4 Decisions of the Joint Steering Committee; Disputes. All decisions of the JSC shall be made by consensus, with each Party having one vote. If a dispute arises, the members of the JSC shall attempt in good faith to resolve such dispute. Any dispute that cannot be resolved by the JSC shall be resolved as follows:

(a) If the dispute pertains to a Licensed Product for Indications which are not Joint Indications or to the selection of a Subsequent Indication for Development, the matter shall be referred to the senior TM member of the JSC to resolve the matter and such senior member’s decision on the matter shall be deemed the decision of the JSC; provided however that a Subsequent Indication may not be put into Development without GNE’s written approval if such Subsequent Indication is an Excluded Indication.

(b) If the dispute pertains to a Licensed Product for a Joint Indication, the matter shall be referred to the senior GNE member of the JSC to resolve the matter and such senior member’s decision on the matter shall be deemed the decision of the JSC; provided however that such decision may not preclude TM’s sales force (to the extent such sales force is established) from participating in the sales of a Licensed Product for a Joint Indication, in a meaningful manner, with access to thought leaders in the industry and access to major metropolitan areas.

(c) All disputes that pertain to a Licensed Product for an Indication that is not a Joint Indication and also pertain to a Licensed Product for a Joint Indication, and all other disputes between the Parties not discussed in subsections (a) and (b) immediately above, shall be resolved in accordance with Article XV below.

6.5 Joint Commercialization Committee. The Parties shall, within thirty (30) days following each Opt-in, if any, by GNE for a Licensed Product for a Joint Indication, establish a joint commercialization committee (“JCC”), consisting of two or three (2 or 3) representatives designated by each Party, to oversee and control the commercialization of Licensed Products for Joint Indications in the Territory or, if one or more JCC already exists and the JSC determines that the following would be appropriate, the Parties shall forgo such formation of an additional JCC and the authorization and duties described in Section 6.7 shall be assigned instead to an existing JCC. Each representative shall have relevant and appropriate scientific training in order to perform such functions. Each Party may replace its JCC representatives at any time upon written notice to the other. A Party’s representative on the JCC shall be authorized to act on behalf of such Party until written notice of the removal of such representative is received by the other Party. If a representative of a Party is unable to attend a meeting, such Party may designate an alternate to attend such meeting. A Party may change one or more of its representatives to the JCC at any time upon notice to the other Party.

6.6 Authorization and Duties of the JCC. Each JCC shall: (a) finalize and submit to the JSC Commercialization Plans as set forth in Section 5.2(a); (b) oversee communications with the FDA as set forth in Section 5.2(b); (c) oversee the activities to be carried out pursuant to a JSC approved Commercialization Plan; and (d) serve as liaison between the Parties relating to any issues that may arise out of the joint commercialization of the Licensed Product for the Joint Indication for which such JCC was formed.

6.7 Decisions of a Joint Commercialization Committee; Disputes. All decisions of the JCC shall be made by consensus, with each Party having one vote. If a dispute arises, the members of the JCC shall attempt in good faith to resolve such dispute. Any disputes that cannot be resolved shall be submitted to the JSC.

ARTICLE VII

PAYMENTS

As partial consideration for the rights granted to TM herein, TM agrees to make the payments as more fully described in Exhibit G, attached hereto and incorporated herein by this reference.

ARTICLE VIII

MANUFACTURE AND SUPPLY

8.1 Initial Supply from GNE’s Current Inventory.

(a) Supply. Within thirty (30) days of receipt of TM’s written request (such request to occur, if at all, within sixty (60) days following execution of this Agreement), GNE shall, at TM’s expense (with respect to GNE’s costs incurred in responding to such request and shipping such materials), deliver to TM, a portion of GNE’s existing inventory of IGF-I, which shall consist of no more than [*] of IGF-I, with a concentration of [*]. TM agrees that such supply shall not be used for human use. Upon TM reasonably determining that it will soon use up such initial supply, TM may request from GNE additional supply of IGF-I and, within thirty (30) days of receipt of such request, GNE shall, at TM’s expense (with respect to GNE’s costs incurred in responding to such request and shipping such materials), deliver to TM such additional amounts, provided however that GNE shall not be required to send such additional amounts if TM is in material breach of any material term of this Agreement or if GNE’s remaining supply of IGF-I is below [*]. TM may continue to request and receive additional amounts as set forth above until such time as TM is manufacturing supply approved by the FDA for use in a human clinical trial. Title to and risk of loss of such IGF-I shall pass to TM at the time of delivery to the common carrier designated by TM.

*	This provision is the subject of a Confidential Treatment Request.

(b) Warranty. GNE will share with TM any reasonably available information about the quality, compliance and testing of the IGF-I being provided to TM; and GNE represents and warrants to TM that it has not intentionally concealed from TM: (i) any actual knowledge that any IGF-I supplied to TM under Section 8.1 has been adulterated or misbranded, not Manufactured in accordance with applicable good manufacturing practices, Manufactured in facilities that were not Approved by the FDA; or not stored in accordance with applicable specifications or requirements; (ii) any information in its possession concerning IGF-I supplied to TM which would be reasonably material to TM’s decision to enter into this Agreement; and (iii) the existence of any pre-clinical or clinical safety data or information concerning such IGF-I. OTHER THAN AS SET FORTH IN THIS SECTION 8.1(b), GNE MAKES NO WARRANTIES CONCERNING SUCH IGF-I AND EXPLICITLY DISCLAIMS ANY AND ALL OTHER WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, RELATING TO SUCH IGF-I, INCLUDING SPECIFICALLY THE WARRANTY FOR A PARTICULAR PURPOSE AND THE WARRANTY OF MERCHANTABILITY.

8.2 Pre-Clinical and Clinical Supply.

(a) Responsibility. TM shall be responsible, at its own cost, for the Manufacture of any and all Licensed Product needed for pre-clinical and clinical purposes other than quantities of Licensed Product supplied by GNE pursuant to Section 8.1 above. In addition, upon notice from GNE that GNE’s supply of IGF-I has either 1) been fully depleted or 2) expired such that it is not suitable for use in humans, TM shall, if TM has received approval from the FDA to manufacture IGF-I for clinical use in humans, supply any needed IGF-I to the clinical investigators listed in Exhibit E, each of whom has with GNE, a contract in existence prior to the Effective Date for the supply of IGF-I in order to conduct investigator sponsored trials relating to IGF-I. GNE shall supply the needed IGF-I described in the preceding sentence to such investigators until its supply is so depleted or expired. TM agrees that it will use its best efforts to be able to produce IGF-I suitable for clinical use in humans by the end of calendar year [*]. TM may only hire or otherwise contract with one or more Third Party(ies) to Manufacture any or all of the Licensed Product needed hereunder with the prior written consent of GNE and GNE consents to TM’s sublicense of its right to Manufacture IGF-I or Licensed Product to [*]. GNE further agrees that TM may hire or contract with such other contract manufacturers as TM may seek to use, provided that GNE has consented to the use of such contract manufacturer, and that GNE will not unreasonably block TM’s ability to find a suitable contract Manufacturer.

(b) Pricing. For the purposes of determining the costs of Licensed Product needed for clinical trials in the case of an Opt-in, (a) if such supply was Manufactured by TM, it shall be priced at [*] of TM’s Fully Burdened Manufacturing Costs, or (b) if such supply was Manufactured by a Third Party contract manufacturer, it shall be priced at [*] of TM’s Fully Burdened Manufacturing Costs. In addition, in the event GNE desires to conduct any clinical trials for which it needs IGF-I, it may purchase from TM, and TM agrees to sell to GNE from available quantities, some or all IGF-I needed at a the prices noted in the preceding sentence.

*	This provision is the subject of a Confidential Treatment Request.

8.3 Commercial Supply. As between the Parties, TM shall be responsible, at its own cost, for the Manufacture of any and all Licensed Product needed for the commercialization efforts and sales of Licensed Products for Indications that are not Joint Indications. For Licensed Product for Joint Indications, TM shall be primarily responsible for the Manufacture of Licensed Product needed for the commercialization efforts and sales of both Parties. As such, promptly following an Opt-in by GNE, the Parties shall establish a mutually agreeable supply agreement incorporating reasonable and customary terms, and which shall also include provisions allowing GNE to either Manufacture some or all of the needed Licensed Product or direct or oversee (as applicable) the Manufacturing activities at TM or at a contract manufacturer (a) to the extent the Parties mutually agree and/or (b) to the extent TM is either in danger of being unable to or decides not to provide enough Licensed Product for the Parties’ predicted sales. It is understood that subSection (b) in the preceding sentence shall not be interpreted as affecting TM’s obligation to Manufacture Licensed Product hereunder, but rather as a right to GNE should TM fail to meet such obligation. Licensed Product Manufactured by each Party for the commercialization efforts and sales of the Parties for Joint Indications shall be accounted for as set forth in the Financial Appendix, attached hereto as Exhibit D. TM may only hire or otherwise contract with one or more Third Party(ies) to Manufacture any or all of the Licensed Product needed hereunder with the prior written consent of GNE and GNE consents to TM’s sublicense of its right to Manufacture IGF-I or Licensed Product to [*]. GNE further agrees that TM may hire or contract with such other contract manufacturers as TM may seek to use, provided that GNE has consented to the use of such contract manufacturer, and that GNE will not unreasonably block TM’s ability to find a suitable contract Manufacturer. Nothing in this Section 8.3 shall require TM to scale up Manufacturing or to establish the capacity to meet the anticipated supply requirements for a Licensed Product prior to Opt-in by GNE, provided however that GNE may, in the event and to the extent TM is either in danger of being unable to or decides not to provide enough Licensed Product for the Parties’ predicted sales, establish, prior to Opt-in, Manufacturing capacity for, or Manufacture, Licensed Product for an Indication for which it may Opt-in. In the event GNE exercises its Manufacturing rights set forth in the prior sentence, the Parties will enter into a mutually agreeable supply agreement incorporating reasonable and customary terms, and including without limitation terms addressing any Manufacturing commitments TM may have entered into prior to such decision.

8.4 Exchange of Manufacturing Information and Technology.

(a) In accordance with Section 3.1, following execution of this Agreement, GNE shall use Diligent Efforts to transfer to TM the GNE Know-how set forth in Exhibit C, including Know-how relating to the Manufacture of IGF-I according to the process commonly referred to as “the 10K/1K scale.”

(b) Following any GNE Opt-in or any decision by GNE to Manufacture Licensed Product in accordance with Section 8.3 above, TM shall use Diligent Efforts to transfer to GNE all TM Know-how relating to the Manufacture of the Licensed Product for the Joint Indication and thereafter, the Parties shall continuously share any Know-how developed concerning the Manufacture of such Licensed Product.

*	This provision is the subject of a Confidential Treatment Request.

ARTICLE IX

CONFIDENTIALITY AND PUBLICITY

9.1 Non-Use and Non-Disclosure of Confidential Information. Each Party agrees that all Confidential Information of a Party that is disclosed by a Party to the other Party (a) shall not be used by the receiving Party except in connection with the activities contemplated by this Agreement or in order to further the purposes of this Agreement, (b) shall be maintained in confidence by the receiving Party and (c) shall not be disclosed by the receiving Party to any Third Party who is not an Affiliate or consultant of, or an advisor to, the receiving Party without the prior written consent of the disclosing Party. Notwithstanding the foregoing, the receiving Party shall be entitled to use and disclose Confidential Information to the extent such Confidential Information (v) was known or used by the receiving Party or its Affiliates prior to its date of disclosure to the receiving Party as demonstrated by legally admissible evidence available to the receiving Party or its Affiliates, (w) either before or after the date of the disclosure to the receiving Party, is lawfully disclosed to the receiving Party or its Affiliates by sources other than the disclosing Party rightfully in possession of the Confidential Information, (x) either before or after the date of the disclosure to the receiving Party, becomes published or otherwise part of the public domain through no fault or omission on the part of the receiving Party or its Affiliates, (y) is independently developed by or for the receiving Party or its Affiliates without reference to or reliance upon the Confidential Information as demonstrated by competent written records, or (z) is required to be disclosed by the receiving Party to comply with applicable laws or regulations or to defend or prosecute litigation, provided that the receiving Party provides prior written notice of such disclosure to the disclosing Party and takes reasonable and lawful actions to avoid or minimize the degree of such disclosure.

9.2 Limitation on Disclosures. Each Party agrees that it shall limit disclosure of Confidential Information received from the other Party to its employees, consultants and advisors and the employees, consultants and advisors of its Affiliates who have a need to know and an obligation to maintain in confidence the Confidential Information of the disclosing Party.

9.3 Other Permitted Disclosure. Except as otherwise expressly provided herein, to the extent reasonably necessary to carry on the activities contemplated by this Agreement, each Party shall be permitted to (a) disclose or grant use of Confidential Information received under this Agreement to any of its permitted sublicensees, agents, consultants, clinical investigators, collaborators or contractors, under confidentiality and non-use obligations at least as strict as those set forth in Section 9.1; (b) disclose Confidential Information received under this Agreement to actual or potential professional investors, acquirers, merger partners or retained professional advisors (e.g., attorneys, accountants and investment bankers), under confidentiality and non-use obligations at least as strict as those set forth in Section 9.1 and provided such Party notify the other as to the identity of the entities receiving the other Party’s Confidential Information within thirty (30) days following disclosure; and (c) to the FDA to the extent necessary for obtaining FDA Approval of a Licensed Product.

9.4 Publications. In the event either Party wishes to publish or orally deliver a scientific Article or speech relating to the Development of a Licensed Product, such Party shall submit to the other Party a draft of each such proposed oral disclosure or written publication at least thirty (30) days prior to the anticipated oral disclosure or the submission of the written publication. The other Party shall review each such proposed oral disclosure or written publication in order to avoid the unauthorized disclosure of such Party’s Confidential Information and to preserve the patentability of inventions arising from this Agreement. As soon as reasonably possible, but in no event longer than within thirty (30) days following receipt of an advance copy of a publishing Party’s proposed oral disclosure or written publication, the reviewing Party shall inform the publishing Party if the proposed oral disclosure or written publication contains any of the reviewing Party’s Confidential Information or could be expected to have a material adverse effect on any patent rights of the reviewing Party. The publishing Party shall delete from any proposed oral disclosure or written publication any Confidential Information of the reviewing Party of which it is made aware by the reviewing Party and, if so requested by the reviewing Party, shall delay such proposed oral disclosure or written publication for a period of time sufficiently long to permit the timely preparation of a patent application by the reviewing Party.

9.5 Publicity Review. The Parties agree that the public announcement of the execution of this Agreement shall be in the form of a press release to be agreed upon on or shortly following the Effective Date and thereafter each Party shall be entitled to make or publish any public statement consistent with the contents thereof. Thereafter, TM may issue press releases, based on the principles of this Section 9.5, disclosing achievement of regulatory, scientific or other milestones regarding Licensed Products for Indications that are not Joint Indications, provided however that GNE shall have the right to review and comment on such releases, provided further that TM shall consider GNE’s comments in good faith, and provided further that TM may not issue a press release mentioning GNE’s name or Confidential Information without GNE’s prior consent. TM and GNE will jointly discuss and agree, based on the principles of this Section 9.5, on any statement to the public regarding a Licensed Product for a Joint Indication. The primary principles to be observed by TM and GNE in such public disclosures will be: (a) accuracy, (b) the requirements of confidentiality imposed by this Article IX, (c) the advantage a competitor of TM or GNE may gain from any public statements under this Section 9.5, and (d) the standards and customs in the biotechnology and pharmaceutical industries for such disclosures by companies comparable to TM and GNE. Each Party agrees to respond to any requests for review of press releases provided by the other hereunder within five (5) business days. Nothing in this Section shall prohibit a Party from making any disclosure required by law or regulation, including without limitation, filings required to be made by law with the Securities and Exchange Commission, the New York Stock Exchange, NASDAQ or any other similarly prominent stock exchange.

9.6 Term. All obligations of confidentiality imposed under this Article IX shall expire seven (7) years following the expiration or termination of this Agreement.

ARTICLE X

OWNERSHIP OF INTELLECTUAL PROPERTY AND PATENT RIGHTS

10.1 Ownership of Intellectual Property. Subject to the license grants set forth in Article II:

(a) TM shall own and retain all right, title and interest in and to the TM Know-how, the TM Patents and the Licensed Trademarks;

(b) GNE shall own and retain all right, title and interest in and to the GNE Know-how and GNE Patents; and

(c) All Joint Know-how and Joint Patents shall be owned jointly by the Parties. Each Party shall retain full ownership under the Joint Know-how and Joint Patents, with full ownership rights in any field and the right to license, sublicense and otherwise exploit without the consent of the other Party, without accounting, except as otherwise expressly provided herein. The laws of the United States with respect to joint ownership of inventions shall apply in all jurisdictions giving force and effect to this Agreement. At the request of a Party, the other Party will execute such documents or take such actions as are necessary to effectuate the foregoing.

10.2 Registration and Protection of Licensed Trademarks. Subject to the approval by the JSC of any Trademarks chosen for a Licensed Product, TM shall have the right, at its sole cost and expense, to obtain, maintain, register, extend, enforce and defend trademark protection for all Licensed Trademarks for Licensed Products for Indications that are not Joint Indications in the Territory. The JCC shall be responsible for overseeing the obtaining, maintaining, registering, extending, enforcing and defending trademark protection for all Licensed Trademarks for Licensed Products for Joint Indications in the Territory and the costs of such activities shall be apportioned in accordance with the Parties profit share percentages.

10.3 Patent Filings and Prosecution.

(a) Each Party shall have sole discretion over, and sole responsibility for, the filing, prosecution and maintenance of all Patents covering or claiming its Know-how, including interference, reexamination, reissue, and opposition proceedings. Each Party shall (i) provide the other Party with copies of all draft Patent applications related to its Know-how and other draft submissions and correspondence on the merits with and by the USPTO in sufficient time to allow for review and comment by the other Party; (ii) provide the other Party and its counsel with an opportunity to consult with the filing Party regarding the filings and contents of any application, amendment, submission, response or correspondence with the USPTO, and (iii) consider in good faith the reasonable requests of the other Party regarding the filing and prosecution of such Patents, including interference, reexamination, reissue, and opposition proceedings.

(b) TM shall have sole discretion over, and sole responsibility for, the filing, prosecution and maintenance of all Joint Patents in the Territory, including interference, reexamination, and reissue proceedings. If TM elects not to file, prosecute or maintain a Joint Patent in the Territory, it shall so inform GNE. GNE may then file, prosecute and maintain such Joint Patent. The Party filing, prosecuting or maintaining a Joint Patent in the Territory shall (i) regularly provide the other Party with copies of all draft Patent applications related thereto and other draft submissions and correspondence on the merits with and by the USPTO in sufficient time to allow for review and comment by the other Party; (ii) provide the other Party and its counsel with an opportunity to consult with the responsible Party regarding the filings and contents of any application, amendment, submission, response or correspondence with the USPTO and (iii) consider in good faith the reasonable requests of the other Party regarding the filing and prosecution of the Joint Patent, including interference, reexamination, and reissue proceedings.

(c) Each Party shall, at the other Party’s reasonable request, assist such other Party and cooperate in the filing and prosecution of any application, amendment, submission, response or correspondence with respect to any Joint Patents, GNE Patents, or TM Patents, including interference, reexamination, reissue, and opposition proceedings. If a Party elects not (i) to pursue the filing, prosecution or maintenance of a GNE Patent, TM Patent or Joint Patent, as applicable in the Territory, or (ii) to take any other action with respect to a GNE Patent, TM Patent or Joint Patent, as applicable, in the Territory that is necessary or useful to establish or preserve rights thereto, then in any such case such Party shall so notify the other Party promptly in writing and in good time to enable the other Party to meet any deadlines by which an action must be taken to establish or preserve a right in such Patent. Upon receipt of any such notice by a Party, the other Party shall have the right, but not the obligation, to pursue the filing, or support the continued prosecution or maintenance, of such Patent, including interference, reexamination, and reissue proceedings. If a Party elects to pursue such filing or continue such support, then such Party shall notify the other Party of such election and the other Party shall, and shall cause its Affiliates to, reasonably cooperate with such Party in this regard. [*].

10.4 Patent Costs. Except as otherwise set forth in the Financial Appendix, attached hereto as Exhibit D, or otherwise stated herein, each Party shall be solely responsible, without reimbursement from the other Party, for any Patent Costs it may incur.

10.5 Patent Enforcement Rights.

(a) Notification of Infringement. If either Party learns of any infringement or threatened infringement by a Third Party of the TM Patents, GNE Patents or Joint Patents, such Party shall promptly notify the other Party and shall provide such other Party with any available evidence of such infringement.

(b) Enforcement.

(i) In the event of any infringement of a GNE Patent in the Territory, GNE shall have the first right, but not the obligation, to attempt to remove such infringement by commercially appropriate steps, including filing an infringement suit or taking other similar action. If required by law in order for GNE to prosecute such suit, TM shall join such suit as a party, and

*	This provision is the subject of a Confidential Treatment Request.

GNE shall reimburse TM for reasonable costs incurred by TM with respect to such joinder. TM agrees to use reasonable efforts to obtain any consents required by Third Parties owning TM Patents licensed to TM in order for GNE to conduct suits thereunder.

(ii) In the event of any infringement of an TM Patent or Joint Patent in the Territory, TM shall have the first right, but not the obligation, to attempt to remove such infringement by commercially appropriate steps, including filing an infringement suit or taking other similar action. If required by law in order for TM to prosecute such suit, GNE shall join such suit as a party, and TM shall reimburse GNE for reasonable costs incurred by GNE with respect to such joinder. GNE agrees to use reasonable efforts to obtain any consents required by Third Parties owning GNE Patents licensed to GNE in order for TM to conduct suits thereunder.

(iii) If either Party fails within [*] months following notice of infringement to take commercially appropriate steps with respect to an infringement that is likely to have a material adverse effect on the sale of Licensed Products in the Territory or otherwise indicates to the other Party in writing that the Party does not intend to take such steps, the other Party shall have the right to take commercially appropriate steps with respect to such infringement, including the filing of an infringement suit (and if required by law in order for a Party to prosecute such suit, the other Party shall join such suit as a party, and the prosecuting Party shall reimburse the joining Party for reasonable costs incurred by the joining Party with respect to such joinder); provided however, that if such Party has commenced negotiations with an alleged infringer for discontinuance of such infringement within such [*]-month period, such Party shall have an additional [*] months to conclude its negotiations before the other Party may bring suit for such infringement. The Party not enforcing the applicable GNE Patent, TM Patent or Joint Patent shall provide reasonable assistance to the other Party, including providing access to relevant documents and other evidence and making its employees available at reasonable business hours, subject to the enforcing Party’s reimbursement of any reasonable out-of-pocket expenses incurred by the non-enforcing Party. Any damages or other monetary awards recovered pursuant to this Section 10.5(b) shall be allocated first to the costs and expenses of the enforcing Party, then to the costs and expenses, if any, of the other Party. Any amounts remaining shall be allocated [*] to the enforcing Party and then prorated according to the infringement for which the damages are intended to compensate, as follows: any damages awarded to compensate the Parties for sales of Licensed Products for Indications that are not Joint Indications shall be allocated to TM (and such amounts shall be considered Net Sales for the purposes of Royalty calculations hereunder); any damages awarded to compensate the Parties for sales of Licensed Products for Joint Indications shall be allocated [*] to GNE and [*] to TM; any damages not specifically related to the sale of Licensed Products shall be allocated to GNE.

(c) Settlement with a Third Party. The Party that controls the prosecution of a given claim with respect to a Licensed Product shall also have the right to control settlement of such claim; provided however, that no settlement shall be entered into without the written consent of the other Party if such settlement would materially and adversely affect the interests of such other Party.

*	This provision is the subject of a Confidential Treatment Request.

10.6 Infringement of Third Party Rights. In the event that a Third Party institutes a Patent infringement suit against TM or its Affiliates or sublicensees during the term of this Agreement, alleging that the research, Development, Manufacture, use, or sale of IGF-I or a Licensed Product in accordance with this Agreement infringes the intellectual property rights held by such Third Party, then TM shall have the first right, but not the obligation, at its sole cost and expense, to assume direction and control of the defense of claims arising therefrom (including the right to settle such claims at its sole discretion). In such case, GNE shall, and shall cause its Affiliates to, at GNE’s own cost and expense, use all reasonable efforts to assist and cooperate in connection with the defense of such suit.

ARTICLE XI

REPRESENTATIONS, WARRANTIES AND COVENANTS

11.1 Representations, Warranties and Covenants of Each Party. Each of the Parties hereby represents, warrants and covenants to the other Party as of the Effective Date as follows:

(a) Such Party has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder and has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party and is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity.

(b) Such Party will comply at all times with the applicable provisions of Section 306 of the FFDCA and will upon request certify in writing to the other that none of it, its employees, or any Person providing services to such Party in connection with the collaboration contemplated by this Agreement have been debarred under the provisions of such Act.

(c) All necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by such Party in connection with this Agreement have been obtained.

(d) The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (i) do not conflict with or violate any requirement of applicable law or regulation or any provision of articles of incorporation, bylaws or limited partnership agreement of such Party, as applicable, in any material way, and (ii) do not conflict with, violate, or breach or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such Party is bound.

(e) Such Party will not at any time after the Effective Date enter into any agreements with any Third Party that would conflict with any of the licenses granted to the other Party in this Agreement.

11.2 Additional Warranties by TM. TM represents, warrants and covenants to GNE that any Licensed Product supplied to GNE under Section 8.2 or 8.3: (a) has been Manufactured, held and shipped in accordance with any Approval by the FDA applicable to such Licensed Product, applicable good manufacturing practices and all other applicable laws, rules, regulations or requirements; (b) has not been adulterated or misbranded as defined in the FFDCA; (c) has been Manufactured in facilities that are Approved by the FDA at the time of such Manufacture; and (d) may be introduced into interstate commerce pursuant to the FFDCA.

11.3 Additional Warranties by GNE. GNE represents and warrants to TM that it has not intentionally concealed from TM knowledge of the existence of patents not licensed to TM hereunder owned or Controlled by a Third Party or by Third Parties under which GNE had taken a license and which are necessary for the Manufacture of IGF-I under the “10K/1K” process.

11.4 Disclaimer of Warranty of Non-Infringement. GNE specifically disclaims any warranty that the research, Development, modification, enhancement, improvement, Manufacture, use, importation, exportation, offering for sale or sale of a Licensed Product does not infringe the Patents or other intellectual property rights of any Third Party. GNE will use reasonable efforts to ascertain whether there exist any patents not licensed to TM hereunder owned or Controlled by a Third Party or by Third Parties under which GNE had taken a license and which are necessary for the Manufacture of IGF-I under the “10K/1K” process. Notwithstanding the foregoing, TM understands that it is TM’s sole responsibility to ultimately determine whether the Manufacture of IGF-I may infringe the Patents or other intellectual property rights of any Third Party.

11.5 Performance by Affiliates. The Parties recognize that each may perform some or all of its obligations under this Agreement through Affiliates, provided however, that each Party shall remain responsible and be the guarantor of the performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.

ARTICLE XII

INFORMATION AND REPORTS

12.1 Complaints. Each Party shall maintain a record of all complaints it receives with respect to any Licensed Product. Each Party shall notify the other Party of any complaint received by it in sufficient detail and within five (5) business days after such receipt, and in any event in sufficient time to allow such other Party to comply with any and all regulatory requirements that may be imposed upon it as a result of such complaint.

12.2 IND and BLA Maintenance; Adverse Drug Events. The Parties recognize that the holders of an IND and/or BLA are required to submit information and file reports, including without limitation adverse events reports and annual reports, to the FDA on compounds under clinical investigation or licensed for market. Of particular importance, information must be submitted at the time of initial filing for investigational use in humans and at the time of a request for market approval of a new drug. In addition, supplemental information must be provided on compounds at periodic intervals and adverse drug experiences must be reported at more frequent intervals depending on the severity of the experience. Consequently, each Party agrees to:

(a) provide to the other for initial and/or periodic submission to government agencies significant information on the drug from preclinical laboratory, animal toxicology and pharmacology studies, as well as adverse drug experience reports from clinical trials and commercial experiences with the compound;

(b) in connection with investigational drugs, report to the other within three (3) days of the initial receipt of a report of any unexpected or serious experience with the drug, or sooner if required for either Party to comply with regulatory requirements; and

(c) in connection with marketed drugs, report to the other within five (5) business days of the initial receipt of a report of any adverse experience with the drug that is serious and unexpected, or sooner if required for either Party to comply with regulatory requirements. Serious adverse experiences mean any experience that suggests a significant hazard, contraindication, side effect or precaution, or any experience that is fatal or life threatening, is permanently disabling, requires or prolongs inpatient hospitalization, or is a congenital anomaly, cancer, or overdose. An unexpected adverse experience is one not identified in nature, specificity, severity or frequency in the current investigator brochure or the United States labeling for the drug.

Each Party also agrees that if it contracts with a Third Party for research to be performed by such Third Party on the drug, that Party agrees to require such Third Party to report to contracting Party the information set forth in subparagraph (a), (b), and (c) above. The Parties agree and understand that none of the foregoing provisions of this Section 12.2 relieve, or are intended to interfere with, each Party’s legal obligations to report adverse events.

12.3 Recall of a Licensed Product for a Joint Indication. In the event that the FDA or any other regulatory authority issues or requests a recall or takes similar action in connection with a Licensed Product, or in the event either Party determines that an event, incident, or circumstance has occurred that may result in the need for a recall or market withdrawal, the Party notified of or desiring such recall or similar action shall, within 24 hours, advise the other Party thereof by telephone and by facsimile. Following notification of a recall in the Territory, within fourteen days, the JSC shall decide whether to conduct a recall (except in the case of a government-mandated recall) and the manner in which any such recall shall be conducted, provided however that no JSC action may interfere or impede either Parties’ legal obligations.

ARTICLE XIII

TERM AND TERMINATION

13.1 Term. This Agreement shall commence as of the Effective Date and, unless earlier terminated in accordance with Section 13.2, 13.3 or 13.4, shall continue until the expiration of all royalty obligations of the Parties under Sections G.2 and G.3. Upon expiration (but not on earlier termination, except as provided in Section 13.5 below) the rights and licenses granted under Sections F.1 and F.2 shall survive on a fully paid, royalty free basis.

13.2 Termination for Material Breach. If either Party materially breaches this Agreement at any time, which breach is not cured within sixty (60) days (the “Cure Period”) of written notice thereof from the non-breaching Party, the non-breaching Party shall have the right, at its sole option and in addition to any other remedies available to it by law or in equity, to terminate this Agreement and the licenses contemplated herein in whole or in part upon notice to the breaching Party; provided however, that any right to terminate under this Section 13.2 shall be stayed and the Cure Period tolled in the event that, during any Cure Period, the Party alleged to have been in default shall have initiated dispute resolution in accordance with Article XV with respect to the alleged default, which stay and tolling shall last so long as the initiating Party diligently and in good faith cooperates in the prompt resolution of such dispute resolution proceedings.

13.3 Termination by GNE. GNE may terminate this Agreement in the event TM does not satisfy the financing requirements set forth in Section G.1(b)(i). It is understood that, with respect to each particular financing requirement, GNE’s right to terminate this Agreement pursuant to this Section 13.3 shall terminate in the event TM satisfies such financing requirements (without respect to the dates set forth therein) prior to GNE exercising such right.

13.4 Termination by TM. This Agreement may be terminated by TM, in its sole discretion, upon sixty (60) days prior written notice to GNE.

13.5 Consequences of Termination.

(a) Upon any termination of this Agreement by GNE in accordance with Section 13.2 or Section 13.3, or upon any termination of this Agreement by TM in accordance with Section 13.4, the licenses granted to TM under Article II shall terminate and TM shall 1) return to GNE any unused IGF-I that was provided to TM hereunder existing in TM’s possession or control, and 2) return to GNE any GNE Know-how, preclinical and clinical data, assays and associated materials, and protocols and procedures. If the termination of this Agreement was by GNE in accordance with Section 13.2, the transfer costs associated with the activities described above in this paragraph shall be borne by TM. If the termination of this Agreement was by GNE in accordance with Section 13.3 or by TM in accordance with Section 13.4, such transfer costs shall be borne by GNE. In addition, in exchange for a royalty on sales of IGF-I by GNE or its Affiliates or sublicensees, such royalty to be negotiated in good faith between the Parties taking into account the value contributed by TM to such commercial product (but which shall be within the range of [*]), TM shall, in each case to the extent related to each Licensed Product, A) provide GNE with copies of any existing TM Know-how, preclinical and clinical data, assays and associated materials, and protocols and procedures, B) grant, and hereby is deemed to grant, a non-exclusive license to GNE to use, sell, manufacture, offer for sale, import and export IGF-I under any TM Patents or TM Know-how, C) allow GNE to cross-reference any INDs, BLAs, clinical data or other submissions filed with the FDA and provide GNE with copies of any FDA Documentation and D) grant GNE exclusive rights to use any Trademarks filed in connection with any Licensed Products. GNE shall reimburse TM for its actual expenses incurred in performing the activities set forth in the preceding sentence. TM shall effectuate all of the transfer activities noted in this paragraph in a timely and orderly fashion so as to preserve the value of what is being transferred in all material respects. In the

*	This provision is the subject of a Confidential Treatment Request.

event the Parties are not able to reach an agreement as to the appropriate milestone and/or royalty set forth above, the matter shall be determined in accordance with Article XV.

(b) Upon any termination of this Agreement by TM in accordance with Section 13.2, in addition to the Sections set forth in Section 13.6 below, the rights granted to TM pursuant to Section F.1 (subject to Sections F.3 and F.4) shall survive such termination, and Sections G.2, G.3, G.4, G.5, G.6, G.7, G.8 and G.9 shall also survive such termination.

(c) Upon any termination of this Agreement, each party, at the request of the other, shall transfer to the other Party all Confidential Information of the other Party that is in its possession or control and to which the returning Party does not retain rights hereunder (except one copy of such Confidential Information, which may be retained by such Party’s legal counsel for archival purposes).

13.6 Surviving Rights. Articles/Sections 1, 9, 10, 13.5, 13.6, 13.7, 14, 15, and 16 and the rights and obligations contained therein shall survive the termination or expiration of this Agreement. In addition: in the event of a termination of this Agreement by TM in accordance with Section 13.2, certain additional sections shall survive as set forth in Section 13.5(b); upon an expiration (not termination) of this Agreement, certain additional rights shall survive as set forth in Section 13.1; and, to the extent payments hereunder have accrued and remain unpaid as of the effective date of any termination, it is understood that Exhibit G shall survive to govern such owed payments.

13.7 Accrued Rights. Termination, relinquishment or expiration of the Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either Party prior to such termination, relinquishment or expiration, including damages arising from any breach hereunder. Such termination, relinquishment or expiration shall not relieve either Party from obligations, which are expressly indicated to survive termination or expiration of the Agreement in Section 13.5.

ARTICLE XIV

PRODUCT LIABILITY, INDEMNIFICATION AND INSURANCE

14.1 Product Liability for Joint Indications. The Parties agree that any Liability (as defined below) arising out of the Development, Manufacture, use, sale or other disposition of any Licensed Product for a Joint Indication shall be borne by the Parties collectively in accordance with the terms of the Financial Appendix, attached hereto as Exhibit D, except to the extent such Liability was caused by any negligent act, omission or willful misconduct of one of the Parties or any of their respective Affiliates or sublicensees. For the purposes of this Article XIV, “Liability” shall mean losses, liabilities, costs, expenses (including reasonable attorneys’ fees), claims (including, without limitation, claims for bodily or personal injury or property damage), penalties, judgments and/or other damages. For the avoidance of doubt, for the purposes of this Section 14.1, “Liability” shall not include any losses, liabilities, costs, expenses (including reasonable attorneys’ fees), claims (including, without limitation, claims for bodily or personal injury or property damage), penalties, judgments and/or other damages otherwise allocated in any other Section of this Agreement.

14.2 Indemnification by GNE. Subject to the conditions set forth in Section 14.4, GNE agrees to defend, at its own cost and expense, and to indemnify and hold harmless TM and its Affiliates, and their respective directors, officers, employees and agents (the “TM Indemnified Parties”) from and against any Liability arising out of any negligent act, omission or willful misconduct by GNE or any of its Affiliates or sublicensees. In the event of any such claim against the TM Indemnified Parties by any Third Party, TM shall promptly notify GNE in writing of the claim and GNE shall manage and control, at its sole cost and expense, the defense of the claim and its settlement. TM’s failure to provide such notice to GNE shall constitute a waiver of GNE’s indemnification obligations under this Section 14.2 if, and only if, GNE is materially damaged by such failure. The TM Indemnified Parties shall cooperate with GNE and may, at their option and expense, be represented in any such action or proceeding. GNE shall not be liable for any litigation costs or expenses incurred by the TM Indemnified Parties without GNE’s prior written authorization. In addition, GNE shall not be responsible for the indemnification of any TM Indemnified Party arising from any negligent or other wrongful acts by any such TM Indemnified Party or any other TM Indemnified Party.

14.3 Indemnification by TM. Subject to the conditions set forth in Section 14.4, TM agrees to defend, at its own cost and expense, and to indemnify and hold harmless GNE and its Affiliates, and their respective directors, officers, employees and agents (the “GNE Indemnified Parties”) from and against any Liability arising out of (a) any claim relating to personal injury resulting from the Development, Manufacture, use, sale or other disposition of any Licensed Product for an Indication that is not a Joint Indication by TM or any of its Affiliates or sublicensees and/or (b) any negligent act, omission or willful misconduct by TM or any of its Affiliates or sublicensees. In the event of any such claim against the GNE Indemnified Parties by any Third Party, GNE shall promptly notify TM in writing of the claim and TM shall manage and control, at its sole cost and expense, the defense of the claim and its settlement. GNE’s failure to provide such notice to TM shall constitute a waiver of TM’s indemnification obligations under this Section 14.3 if, and only if, TM is materially damaged by such failure. The GNE Indemnified Parties shall cooperate with TM and may, at their option and expense, be represented in any such action or proceeding. TM shall not be liable for any litigation costs or expenses incurred by the GNE Indemnified Parties without TM’s prior written authorization. In addition, TM shall not be responsible for the indemnification of any GNE Indemnified Party arising from any negligent or other wrongful acts by such GNE Indemnified Party or any other GNE Indemnified Party.

14.4 Indemnification Procedure.

(a) Each indemnified Party agrees to give the indemnifying Party written notice, as soon as is practicable, but in any event within thirty (30) days if possible, of any Liability or the discovery of fact upon which such indemnified party intends to base a request for indemnification under Section 14.2 or 14.3.

(b) Each Party shall furnish promptly to the other Party copies of all papers and official documents received in respect of any Liability. The indemnified Party shall cooperate with the indemnifying Party, at the indemnifying Party’s expense, in providing witnesses and records necessary in the defense against any Liability.

(c) With respect to any Liability relating solely to the payment of money damages and that will not result in the indemnified Party’s becoming subject to injunctive or other relief, contains an admission of guilt or other responsibility or liability or otherwise adversely affecting the business of the indemnified party in any manner, and as to which the indemnifying Party shall have acknowledged in writing the obligation to indemnify the indemnified Party hereunder, the indemnifying Party shall have the sole right to defend, settle, or otherwise dispose of such claim, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate.

(d) With respect to all other Liability, the indemnifying Party shall obtain the written consent of the indemnified Party, which shall not be unreasonably withheld, prior to ceasing to defend, settling, or otherwise disposing thereof.

(e) The indemnifying Party shall not be liable for any settlement or other disposition of a Loss by the indemnified Party that is reached without the written consent of the indemnifying Party.

(f) Except as provided above, the costs and expenses, including fees and disbursements of counsel, incurred by any indemnified Party in connection with any claim shall be reimbursed on a Calendar Quarter basis by the indemnifying Party, without prejudice to the indemnifying Party’s right to contest the indemnified Party’s right to indemnification and subject to refund in the event the indemnifying Party is ultimately held not to be obligated to indemnify the indemnified Party.

14.5 Limitation on Damages. EXCEPT WITH RESPECT TO DAMAGES ACCRUING UNDER SECTIONS 14.2 OR 14.3, AS APPLICABLE, IN NO EVENT SHALL A PARTY OR ANY OF ITS AFFILIATES OR SUBLICENSEES BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE, ARISING OUT OF (A) THE DEVELOPMENT, MANUFACTURE, USE OR SALE OF ANY PRODUCT OR COMPOUND DEVELOPED, MANUFACTURED OR MARKETED HEREUNDER OR (B) ANY BREACH OF OR FAILURE TO PERFORM ANY OF THE PROVISIONS OF THIS AGREEMENT.

14.6 Insurance. Each Party shall have and maintain such type and amounts of liability insurance covering the Development, Manufacture, supply, use, and sale, (as applicable to such Party) of IGF-I and the Licensed Products as is normal and customary in the pharmaceutical industry generally for parties similarly situated, with a minimum combined single limit per occurrence for products liability as follows: (a) a minimum limit of [*] at all times; (b) a minimum limit of [*] for any period during which a Party is conducting a clinical trial(s) with any Licensed Product (c) a minimum limit of [*] for any period during which a Party is selling any Licensed Product(s). This

*	This provision is the subject of a Confidential Treatment Request.

insurance shall also include contractual liability, and shall be carried with insurance companies with a Best rating of A-XII or better by Genentech, and AVII or better by Tercica. If carried under a claims made form, this insurance shall be carried by each Party for a minimum of ten (10) years following the termination of this Agreement. Upon request, each Party shall provide the other Party with a copy of its policies of insurance, or a certificate of insurance in that regard, along with any material amendments and revisions thereto. Each Party shall name the other Party as an additional insured on the insurance policies discussed in this section. Notwithstanding the foregoing, TM shall not be required to obtain or maintain product liability insurance until the earlier of a) the commencement of TM’s first clinical trial using a Licensed Product or b) TM commencing supply of Licensed Product to any Third Party for human use.

ARTICLE XV

DISPUTE RESOLUTION

15.1 Disputes. The Parties recognize that disputes as to certain matters may from time to time arise during the term of this Agreement which relate to either Party’s rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article XV if and when a dispute arises under this Agreement. Nothing in this Section shall, however, prevent a Party from seeking injunctive relief in any court of competent jurisdiction if such Party reasonably believes that otherwise complying with this Section would cause it irreparable harm.

Unless otherwise specifically recited in this Agreement, disputes between the Parties which are not resolved by the JSC will be resolved in accordance with this Article XV. Any disputes relating to the relationship between the Parties established hereunder shall be first referred to the Chief Executive Officer of TM and a senior officer of GNE (at no less than vice-president level) designated by GNE as responsible for resolving disputes at any time after such dispute has arisen and either Party believes that there has been sufficient discussion of the matter at the JSC level. The senior officers shall in good faith attempt to resolve the dispute presented to them. If, however, the senior officers are unable to resolve such a dispute within [*] days of being requested by a Party to resolve the dispute, either Party may , by written notice to the other, invoke the provisions of Section 15.2. Any statute of limitations or similar time periods shall be tolled during such period.

15.2 Arbitration. The Parties agree that any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination, enforceability or invalidity thereof, shall be resolved through negotiation. If a dispute arises between the parties, and if said dispute cannot be resolved pursuant to Section 15.1, however, then any such dispute, controversy or claim arising out of or relating to any provision of this Agreement, including, without limitation, the interpretation, enforceability, performance, breach, termination or validity hereof, including, without limitation, this arbitration clause, shall be solely and finally settled by arbitration in the manner specified in this

*	This provision is the subject of a Confidential Treatment Request.

Section 15.2. All arbitration proceedings shall be conducted in the San Francisco Bay Area or such other location as is mutually agreed to by the Parties. The arbitration proceedings shall be conducted under the procedural rules of the American Arbitration Association or such other forum as is mutually agreed to by the Parties. The Party requesting arbitration shall serve upon the other Party a written demand for arbitration stating the substance of the controversy, dispute or claim, and the contention of the Party requesting arbitration. Within sixty (60) days after the demand, the Parties shall select three (3) arbitrators as follows: each Party shall designate one arbitrator, and those two arbitrators shall designate a third. The decision of the arbitrators shall be in writing setting forth the basis therefor. The arbitrators shall have the authority to award such remedies as they believe are appropriate in the circumstances, including, but not limited to, compensatory damages, interest, tort damages (but not consequential and incidental damages or punitive or similar damages) and specific performance and other equitable relief. The Parties shall abide by the award rendered in such arbitration proceeding, and such award may be entered, enforced and executed upon in any court having jurisdiction over the Party against whom enforcement of such award is sought. The Parties shall divide equally the administrative charges, arbitrators’ fees and related expenses of arbitration, but each Party shall pay its own attorney’s fees incurred in connection with such arbitration; provided however, if the arbitrators specifically determine that one Party prevailed clearly and substantially over the other Party, then the arbitrators may require that the non-prevailing Party shall also pay the prevailing Party’s reasonable attorney’s fees and expert witness costs and arbitration costs.

15.3 Injunctive Relief. Each Party acknowledges and agrees that nothing in this Article XV shall prevent a Party from seeking injunctive relief in a court of law if such Party reasonably believes that complying with the dispute resolution procedures set forth herein would cause it irreparable harm.

ARTICLE XVI

MISCELLANEOUS

16.1 Exports. The Parties acknowledge that the export of technical data, materials and products is subject to the exporting Party receiving any necessary export licenses and that the Parties cannot be responsible for any delays attributable to export controls that are beyond the reasonable control of either Party. Each Party agrees not to export or reexport, directly or indirectly, any technical data, information or products generated under this Agreement in violation of any governmental regulations and to obtain similar covenants from their Affiliates, sublicensees and contractors with respect to the subject matter of this Agreement.

16.2 Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to any Section of this Agreement are and shall otherwise be deemed to be for purposes of Section 365(n) of the Bankruptcy Code licenses of rights of “intellectual property” as defined in Section 101(35A) of the Bankruptcy Code. The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code. Upon the bankruptcy of any Party, the non-bankrupt Party shall further be entitled to a complete duplicate of, or complete access to, any such intellectual property, and such, if not already in its possession, shall be promptly delivered to the non-bankrupt Party, unless the bankrupt Party elects to continue, and continues, to perform all of its obligations under this Agreement.

16.3 Assignment. Neither Party may sell, transfer, assign, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided however, that:

(a) either Party may assign any of its rights under this Agreement to any Affiliates and may delegate its obligations under this Agreement to any Affiliates; provided however, that any such assignment shall not relieve the assigning Party of its responsibilities for performance of its obligations under this Agreement; and

(b) either Party may assign all of its rights and obligations under this Agreement in connection with a merger or similar reorganization or the sale of all or substantially all of its assets without the prior written consent of the other Party, or otherwise with the prior written consent of the other Party.

Any attempted assignment or delegation in violation of this Section 16.3 shall be void and of no effect. All validly assigned and delegated rights and obligations of the parties hereunder shall be binding upon and inure to the benefit of and be enforceable by and against the successors and permitted assigns of GNE or TM, as the case may be. If either Party seeks and obtains the other Party’s consent to assign or delegate its rights or obligations to a Third Party, the assignee or transferee shall assume all obligations of its assignor or transferor under this Agreement.

16.4 Force Majeure. No failure or omission by the Parties in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement or create any liability if the same shall arise from any cause or causes beyond the control of the Parties, including, without limitation, the following: acts of God; acts or omissions of any government; any rules, regulations or orders issued by any governmental authority or by any officer, department, agency or instrumentality thereof; fire; flood; storm; earthquake; accident; acts of war or terrorism; rebellion; insurrection; riot; and invasion and provided that such failure or omission resulting from one of the foregoing causes is cured as soon as practicable after its occurrence.

16.5 Independent Contractors. It is understood and agreed that the relationship between the Parties is that of independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither GNE, on the one hand, nor TM, on the other hand, shall have the authority to make any statements, representations or commitments of any kind, or to take any action, that shall be binding on the other, without the prior written consent of the other Party to do so. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

16.6 Further Assurances. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including, without limitation, the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

16.7 Notices. All notices or other communications required or permitted hereunder shall be in writing and delivered personally or by facsimile transmission (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by nationally-recognized overnight courier service, addressed as follows:

If to TM, to:	Tercica Medica, Inc.
303 Twin Dolphin Drive, 6th Floor
Redwood Shores, CA 94065
Attention: John Scarlett
Facsimile:

If to GNE, to:	Genentech, Inc.
1 DNA Way
South San Francisco, CA 94080
Attention: Corporate Secretary
Facsimile: (650) 952-9881

With a copy to:

Genentech, Inc.
1 DNA Way
South San Francisco, California 94080
Attention: Vice President, Business Development
Facsimile: (650) 225-3009

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such communication shall be deemed to have been given (a) when delivered, if personally delivered or sent by facsimile transmission on a business day; (b) on the business day after dispatch, if sent by nationally-recognized overnight courier; and (c) on the third business day following the date of mailing, if sent by mail. It is understood and agreed that this Section 16.7 is not intended to govern the day-to-day business communications necessary between the Parties in performing their duties, under the terms of the Agreement.

16.8 Waiver. Except as specifically provided for herein, the waiver from time to time by either of the Parties of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of such Party’s rights or remedies provided in this Agreement.

16.9 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any respect, then, to the fullest extent permitted by applicable law, (a) all other provisions hereof shall remain in full force and effect and shall be liberally construed in order to carry out the intent of the parties as nearly as may be possible, and (b) the parties agree to use their best efforts to negotiate a provision, in replacement of the provision held invalid, illegal or unenforceable, that is consistent with applicable law and accomplishes, as nearly as possible, the original intention of the parties with respect thereto. To the fullest extent permitted by applicable law, each Party hereby waives any provision of law that would render any provision hereof prohibited or unenforceable in any respect.

16.10 Entire Agreement; Modifications. This Agreement, including all Exhibits or appendices attached hereto which are hereby incorporated herein by reference, sets forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersedes and terminates all prior agreements and understandings between the Parties. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

16.11 Governing Law. This Agreement shall be governed and interpreted in accordance with the substantive laws of the State of California notwithstanding the provisions governing conflicts of laws under such law of the State of California to the contrary, provided that matters of intellectual property law shall be determined in accordance with the national intellectual property laws relevant to the intellectual property in question.

16.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their proper officers as of the date and year first above written.

TERCICA MEDICA, INC.		GENENTECH, INC.

By:	/s/ John A. Scarlett	By:	/s/ Joseph McCracken

	Name: John A. Scarlett		Name: Joseph McCracken

	Title: President and CEO		Title: V.P., Business Development

By:	/s/ Ross G. Clark

Name: Ross G. Clark

Title: Chairman

EXHIBIT A

Excluded Indications

Closed traumatic injury to head

Open traumatic injury to head

Traumatic or crush injury to spinal cord

Birth asphyxia

Perinatal asphyxia

In utero asphyxia

Toxic injury to brain

Near drowning

Acute meningitis (viral or bacterial)

Post cardiac bypass surgery

Post extra corporeal membrane oxygenation

Anaesthetic maladventure

Carbon monoxide poisoning

Status epilepticus

Apparent life-threatening event of infancy (near-miss cot death)

Asphyxiation

Acute Encephalomyelitis

Multiple Sclerosis

EXHIBIT B

GNE Patents

[*]

*	This provision is the subject of a Confidential Treatment Request.

EXHIBIT C

[*]

*	This provision is the subject of a Confidential Treatment Request.

EXHIBIT D

Financial Appendix

This Exhibit D to the April 11, 2002 Agreement, between TERCICA MEDICA, INC. (“TM”) and GENENTECH, INC. (“GNE”) sets forth financial planning, accounting policies and procedures to be followed in determining Operating Profits or Losses and related sharing of revenue and expenses for Licensed Products for Joint Indications. The terms and conditions set forth in this Exhibit D shall apply only in the case of an Opt-in by GNE and only to Licensed Products for Joint Indications.

For such purpose, this Exhibit D sets forth the principles for reporting actual results and budgeted plans of the combined sales and marketing operations in the Territory, the frequency of reporting and the methods of determining payments to the Parties, auditing of accounts and other matters.

For purposes of this Exhibit D only, the consolidated accounting of operations for the collaboration in the Territory shall be referred to as “TerGen.” TerGen is not a legal entity and has been defined for identification purposes only.

All capitalized terms used herein shall have the meanings set forth in Section D.4 herein or, if no definition is set forth in Section D.4, then as ascribed in Article 1 of the Agreement.

The contents of this Exhibit D are hereby incorporated into the Agreement and are governed by the terms and conditions of the Agreement, including the confidentiality provisions set forth therein.

D.1. Principles of Reporting

The presentation of budgets and results of operations of the Parties in the Territory will be based on each Party’s respective financial information presented separately and on a consolidated basis in the reporting format depicted as follows:

	TM	GNE	Total
Gross Sales
less Sales Returns and Allowances
= Net Sales
less Cost of Sales
= Gross Profits
less Marketing Costs
less Sales Costs
less Other Operating Income/Expense
less Distribution Costs
less General and Administrative Costs
= Operating Profits (Losses)

It is the intention of the Parties that the interpretation of these definitions will be consistent with GAAP. As such, and without limiting the generality of the foregoing, no cost allocated to any one particular category hereunder will be duplicated in any other category, and each category shall only include costs that are directly allocable to that category.

If necessary, a Party will make the appropriate adjustments to the financial information it supplies under the Agreement to conform to the above format of reporting results of operations. Without limiting the foregoing, prior to the time that Gross Sales are obtained and if there are no incurred and mutually agreed to costs related to sales or sales support, the Parties may eliminate the above line items related to sales and the support of sales, and the costs thereof.

D.2. Frequency of Reporting

The fiscal year of TerGen will be a calendar year.

Reporting by each Party for TerGen revenues and expenses will be performed as follows:

Reporting Event	Frequency	Timing of Submission*
Forecasts	Quarterly	Calendar Quarter end + 45 calendar days (rest of year - by month)

Preliminary budgets	Annually	September 30 (one year - by Calendar Quarter)

Draft Consolidation & Variances	Quarterly	Calendar Quarter end + 30 calendar days

Final Consolidation & Variances	Quarterly	Calendar Quarter end + 45 calendar days

Quarterly Balancing Payments (per D.6)	Quarterly	Calendar Quarter end + 60 calendar days

Final budgets	Annually	October 15 (one year - by month)

Long range plan	Annually	April 15 (current year plus 5 years)

*	In the event any date set forth falls on a weekend or a national holiday, the indicated Reporting Event will be due on the next regular working day.

Reports of actual results compared to budget for TerGen will be made to the JCC on a quarterly basis. After approval by the JCC as to amounts, the JCC will forward the report to the JSC for its approval. Variances from the total overall budgets, and material variances in budget line items, will only be included in the calculation of Operating Profits and Losses when approved by the JCC and the JSC. For purposes of this Exhibit, a variance shall be “material” if it differs by more than [*] of the smaller of the amount approved for GNE’s or TM’s total budget for the applicable period of time and the applicable Licensed Product for a Joint Indication.

*	This provision is the subject of a Confidential Treatment Request.

TM shall promptly provide all orders received by its sales people, if any, to GNE for processing and distribution.

Unless otherwise agreed by the Parties consistent with their responsibilities for sales and marketing, Genentech shall record sales of Licensed Products for Joint Indications in the Territory. GNE will be responsible for the preparation of consolidated reporting of TerGen (including Operating Profit or Loss), calculation of the profit/loss sharing and determination of the cash settlement.

On a monthly basis, GNE will supply TM with a report of each month’s Gross Sales and Net Sales, including the basis for calculation of such amounts, of Licensed Products for Joint Indications in units and in US dollars in the Territory. Each such report shall be provided as early as possible, but no later than five (5) days after the last day of the month in question, and shall separately provide monthly and year-to-date cumulative figures.

The financial representatives from the Parties will meet as appropriate but at least quarterly to review and approve the following:

-	actual results

-	forecasts

-	budgets

-	inventory levels

-	Sales Returns and Allowances

-	other financial matters, including each Party’s methodologies for charging costs and allocating sales representatives to TerGen for determination of actuals, forecasts, budgets and long range plans and the results of applying such methodologies.

D.3. Budget and Long Range Plan

Responsibility for the budget and long range plan for commercializing Licensed Products for Joint Indications will rest with the JCC, which will develop budgets for commercialization, subject to final approval by the JSC, all in accordance with Article VI of the Agreement. Budgets will be prepared annually.

Budgets will be supplemented with detailed business plans for registration applications, product introduction, sales efforts and promotion as determined by the JCC. Budgets, once approved by the JSC, can only be changed with the approval of the JSC.

The JCC, with the assistance of the financial representatives from GNE and TM, will be responsible for identifying, analyzing and reporting all significant line item budget variances and all overall, total budget variances. Only the JSC, taking into account both parties’ interests, may approve materially unfavorable line item budget variations, as defined by the JCC, and all overall, total budget variations, chargeable to TerGen during the course of the year.

A five (5)-year long-range plan for TerGen will be established on a yearly basis under the direction of the JSC and submitted to GNE and TM by the date set forth in Section D.2.

D.4. Financial Appendix Definitions

D.4.1. “Allocable Overhead” means costs incurred in conjunction with a Licensed Product for a Joint Indication by a Party or for its account which are attributable to a Party’s supervisory services, occupancy costs, corporate bonus (to the extent not charged directly to a department), and its payroll, information systems, human relations or purchasing functions and which are allocated to company departments based on space occupied or headcount or other activity-based method consistently applied by such Party, or a standard rate if agreed to by the Parties. Allocable Overhead shall not include any costs attributable to general corporate activities including, by way of example, executive management, investor relations, business development, legal affairs and finance.

D.4.2. “Cost of Goods” means the Fully Burdened Manufacturing Cost of a Licensed Product for a Joint Indication, and if Manufactured by a Party for commercial use, plus a margin of [*].

D.4.3. “Cost of Sales” means the sum of: (a) Cost of Goods; (b) freight, insurance, customs charges, duty, temporary storage and other costs of shipping a Licensed Product for a Joint Indication to customers (to the extent actually incurred by the shipping Party and not reimbursed by the customer); (c) any royalties owed to any Third Party with respect to the manufacture, use or sale of a Licensed Product for a Joint Indication, excluding any royalties already accounted for in Fully Burdened Manufacturing Cost; and (d) the cost of free Licensed Product for a Joint Indication for indigent patients.

D.4.4. “Distribution Costs” means the costs, including applicable Allocable Overhead, specifically identifiable to the distribution of a Licensed Product for a Joint Indication by a Party including customer services, collection of data about sales to hospitals and other end users, order entry, billing, shipping, credit and collection and other such activities. For the purpose of this Agreement, GNE will charge TerGen for Distribution Costs an amount equal to [*] of such Net Sales in any year. Once such cap of [*] is reached, either party may elect to have an audit performed to evaluate the [*] being charged by GNE to TerGen. Such audit shall be performed by a mutually agreeable Third Party and the costs of the audit shall be charged to TerGen. If the Parties have already had an audit performed pursuant to Section D.4.5 below, the Parties will use the same Third Party unless both Parties agree that they would prefer to use a different Third Party. At the conclusion of the audit, the Third Party will recommend to GNE and TM whether the [*] cap fairly reflects the actual Distribution Costs incurred by GNE and, if the rate and cap do not so fairly reflect such actual costs, the Parties shall accordingly adjust the rate and to match the actual rate and cap determined by the audit, provided however such adjustment shall be effective prospectively only. Additional audits may be performed in accordance with the above provisions at either Party’s election not more frequently than once every two (2) years. In the year of the launch of a Licensed

*	This provision is the subject of a Confidential Treatment Request.

Product for a Joint Indication, GNE and TM will develop a budget that is appropriate to support the setup of the distribution channel for such Licensed Product for such Joint Indication.

D.4.5. “General and Administrative Costs” means, with respect to a Licensed Product for a Joint Indication, costs chargeable to TerGen equal to [*] (“G&A Rate”) [*] of the sum of the Marketing Costs and Sales Costs related to such Licensed Product for such Joint Indication, of GNE and of TM, but only to the extent these costs are chargeable to TerGen under this Agreement. If such costs chargeable in a given year by Genentech and TM, respectively, differ by more than [*], either party may elect to have an audit performed to evaluate the [*] rate being charged by each Party to TerGen. Such audit shall be performed by a mutually agreeable Third Party and the costs of the audit shall be charged to TerGen. If the Parties have already had an audit performed pursuant to Section D.4.4 above, the Parties will use the same Third Party unless both Parties agree that they would prefer to use a different Third Party. At the conclusion of the audit, the Third Party will recommend to GNE and TM whether the [*] rate fairly reflects the actual General and Administrative Costs incurred by each Party and, if the rate does not so fairly reflect such actual costs, the Parties shall accordingly adjust the rate to match the actual rate determined by the audit, provided however such adjustment shall be effective prospectively only. Additional audits may be performed in accordance with the above provisions at either Party’s election not more frequently than once every two (2) years.

D.4.6. “Gross Sales” means, with respect to a Party and a Licensed Product for a Joint Indication, the gross amount invoiced by such Party or its Affiliates or permitted sublicensees for sales of such Licensed Product for such Joint Indication to Third Parties in the Territory.

D.4.7. “Interest Rate” means a rate equal the rate of interest as published in the weekly Federal Reserve H.15 Bulletin, or any successor bulletin thereto, plus [*]

D.4.8. “Marketing Costs” means, with respect to a Licensed Product for a Joint Indication, the specific direct costs incurred directly on account of such Licensed Product of such Joint Indication of marketing, promotion, advertising, Licensed Product for a Joint Indication promotional materials, professional education, product-related public relations, relationships with opinion leaders and professional societies, market research (before and after FDA Approval of a Licensed Product for a Joint Indication), healthcare economics studies, post-marketing studies not required to maintain FDA Approval of such Licensed Product for such Joint Indication, including, without limitation, Phase IV clinical trials, and other similar activities related to such Licensed Product for such Joint Indication and approved by the JCC. Such costs will include both internal costs (e.g., salaries, benefits, supplies and materials, etc.), applicable Allocable Overhead and costs of outside services and expenses (e.g., consultants, agency fees, meeting costs, etc.) in all cases as directly applicable to a specific Licensed Product for a Joint Indication. Marketing Costs shall also include costs and expenses directly related to obtaining reimbursement from payers and the cost of obtaining sales and marketing data, in all cases only as directly applicable to a specific Licensed Product for a Joint Indication. Notwithstanding anything to the contrary in the foregoing, Marketing

*	This provision is the subject of a Confidential Treatment Request.

Costs shall specifically exclude the cost of activities that promote a Party’s business as a whole without being specific to a Licensed Product for a Joint Indication (e.g., corporate image advertising).

D.4.9. “Net Sales” means, with respect to a Licensed Product for a specific Indication, Gross Sales of such Licensed Product for such Indication less applicable Sales Returns and Allowances.

D.4.10. “Operating Profits” and, with correlative meaning, “Operating Losses”, means, with respect to a Licensed Product for a specific Joint Indication, Net Sales of such Licensed Product for such Joint Indication less the following items with respect to such Licensed Product for such Joint Indication, all for a given period: Cost of Sales, Marketing Costs, Sales Costs, General and Administrative Costs, Distribution Costs and Other Operating Income/Expense.

D.4.11. “Other Operating Income/Expense” means operating income received from or expense owed to Third Parties in connection with an activity that is not part of the primary business activity of a Party under this Agreement but is considered and approved by the JSC as income or expense for purposes of this Agreement including, without limitation, the following:

- (a)	any Licensed Product for a Joint Indication;

- (b)	Patent Costs and trademark costs as determined appropriate by the JSC;

- (c)	product liability insurance to the extent the Parties obtain a joint policy;

- (d)	indemnification costs (as set forth in Article XIV)

- (e)	other (to be approved by JSC)

D.4.12. “Sales Costs” means, with respect to a Licensed Product for a Joint Indication, costs, including Allocable Overhead, approved by the JCC in the annual budget for the commercialization of such Licensed Product for such Joint Indication, incurred by either Party or for its account and specifically identifiable to the sales efforts for such Licensed Product for such Joint Indication in all markets in the Territory including the managed care market. “Sales Costs” shall include costs associated with sales representatives for a Licensed Product for a Joint Indication, including the cost of compensation, benefits, travel, supervision, training of the sales representatives, sales meetings, and other sales expenses for such sales representatives. Notwithstanding anything to the contrary in the foregoing, Sales Costs shall exclude costs associated with the start-up of a Party’s sales force, including recruiting, relocation and other similar costs.

D.4.13. “Sales Returns and Allowances” means the provision, determined by a Party (or its Affiliates or permitted sublicensees, as the case may be) in accordance with GAAP, for sales of each Licensed Product for a Joint Indication in the Territory for (a) trade, cash and quantity discounts or rebates on such Licensed Products for Joint Indications (other than price discounts granted at the time of invoicing and that are included in the determination of Gross Sales); (b) credits or allowances given or made for rejection or return of, and for uncollectible amounts on, previously sold Licensed Products for Joint Indications or for retroactive price reductions (including Medicare and similar types of government mandated rebates and chargebacks); (c) taxes, duties or other governmental charges levied on or measured by the billing amount for Licensed Products for Joint Indications, as adjusted for rebates and refunds, as applicable; (d) charges for freight and insurance directly related to the return of Licensed Products for Joint Indications and not otherwise paid for by the customer; (e) credits for allowances given or made for wastage replacement and any other sales programs agreed to by the Parties for the Licensed Products for Joint Indications; (f) adjustments for combination products, in all cases as adjusted periodically to reflect amounts actually incurred by such Party or Third Party, as the case may be, in the Territory for items (a) through (f).

D.5. Audits and Interim Reviews

Each Party shall maintain records and permit audits as set forth in Section 7.9 of the Agreement. Each Party may also request and have Third Party audits performed of Distribution Costs and/or General & Administrative Costs as set forth in Sections D.4.4 and D.4.5 above.

D.6. Payments between the Parties

Payments to each Party of the agreed upon percentages of Operating Profit or Loss as provided under Section D.10 below will be made to the appropriate Party by the other Party quarterly, based on actual results within sixty (60) calendar days after the end of each quarter. A report specifying how each payment was calculated shall also be submitted with each payment to the non-paying Party. GNE will perform the consolidation and settlement calculations for submission to the JSC for its information.

In the event any payment is made after thirty (30) days after such payment is due, the paying Party shall increase the amount otherwise due and payable by adding interest thereon, computed at the Interest Rate.

D.7. Responsibility for Reporting

The responsibility for the consolidated reporting of TerGen to the JCC and JSC shall be with GNE in close cooperation with TM. This will be the basis for the TerGen accounting and determining of payments to the Parties. GNE shall provide TM with a copy of the TerGen consolidated reporting and the calculation serving as the basis of determining payments to the Parties. By the date specified in the Report Table for the Draft Consolidation & Variances report, each Party’s financial representative shall provide to Genentech a financial statement of such Party’s actual results associated with its activities in the Territory, prepared in accordance with the provisions of this Exhibit D, including the format set forth in Section D.1, in order for GNE to prepare the consolidated reports.

GNE shall prepare, in close cooperation with TM, a Draft Consolidation & Variances report, which report shall include (a) a consolidated operating income statement for TerGen, (b) a separate report showing the variances between actual results compared to budget for TerGen, and (c) a calculation of the sharing and determination of the cash settlement payment due to a Party. Genentech shall submit the Draft Consolidation & Variances report to the JCC by the date specified in the Report Table in Section D.2 above.

GNE, in close cooperation with TM, shall prepare the Final Consolidation & Variances report. Variances from the total overall budgets, and significant variances in budget line items, will only be included in the calculation of Operating Profits or Losses if approved by the JSC. Balancing settlement payments, based on actual results adjusted for reimbursement of the net expenses to the non-booking Party and amounts to be paid by the booking Party to compensate the other Party for purposes of sharing Operating Profits or Losses under the Agreement, will be approved by the JSC. GNE shall submit the Final Consolidation & Variances report to TM by the date specified in the Report Table in Section D.2 above.

D.8. Accounting for Development Costs, Marketing Costs and Sales Costs

All Development Costs, Marketing Costs and Sales Costs will be calculated in accordance with the appropriate costs definition stated in Section D.4 of this Exhibit D. Each Party shall report Marketing Costs based on spending in Marketing departments. The Parties acknowledge that the methodologies used in determining the costs set forth in this Exhibit D will be based on internal systems in place within each Party and predominantly as such systems are consistently applied by that Party to comparable projects.

D.9. Operating Profits and Loss Sharing

GNE and TM agree to share the Operating Profit or Loss in the Territory resulting from the Agreement in the following manner:

(a)	GNE shall be allocated [*] of the Operating Profits or Losses from the sale of Licensed Products for Joint Indications; and

(b)	TM shall be allocated [*] of the Operating Profits or Losses from the sale of Licensed Products for Joint Indications.

D.10. Guidelines for Charging Costs.

In the event that the Parties have more than one Licensed Product for a Joint Indication, they shall agree upon guidelines for determining amounts chargeable and allocable to a specific Joint Indication.

D.11. Start of Operations and Effective Accounting Date Termination

Operation of TerGen will be deemed to have commenced as of the date of the first Opt-in by GNE. Except as otherwise agreed between the Parties, costs and expenses incurred prior to such

*	This provision is the subject of a Confidential Treatment Request.

date are not chargeable to TerGen (including Development Costs reimbursed to TM by GNE pursuant to Article IV of the Agreement).

For reporting and accounting purposes with respect to TerGen, the effective termination date of the Agreement with regard to the last detailing year in the Territory will be the nearest month end to which such termination takes place.

EXHIBIT E

Existing Investigator Sponsored Trials

Protocol	Investigator	Institution	Study Title
[*]

*	This provision is the subject of a Confidential Treatment Request.

EXHIBIT F

Licenses and Restrictive Covenants

F.1. Licenses To TM.

(a) Exclusive Licenses. Subject to subsections (c) and (d) below and to the other terms and conditions of this Agreement, GNE hereby grants to TM a license under GNE’s interest in the GNE Patents and GNE Know-how to research, Develop, modify, enhance, improve, use, have used, offer for sale, import, have imported, sell, and have sold Licensed Products in the Field within the Territory, which license shall, on an Indication by Indication basis, be (i) exclusive for any Indications that are not Joint Indications, and (ii) co-exclusive (with GNE) for Joint Indications.

(b) Non-exclusive Licenses. Subject to subsections (c) and (d) below and to the other terms and conditions of this Agreement, GNE hereby grants to TM a non-exclusive license under GNE’s interest in the GNE Patents and GNE Know-how (i) to Manufacture, make, have made, and export the Licensed Products either or both in the Territory or outside the US for use and sale in the Field within the Territory and (ii) to conduct or have conducted clinical trials outside the US for the purpose of supporting Development of Licensed Products in the Field in the Territory. Notwithstanding the foregoing, GNE agrees and covenants that it will not sell, or license or authorize any Affiliate or Third Party to sell, except as permitted herein or as TM may agree, IGF-I or any product containing IGF-I for the Field in the Territory.

(c) Option to Surrender Rights Under the BP3 Patents. At any time during the Term of this Agreement, TM may surrender its rights under the BP3 Patents back to GNE by providing GNE with written notice. Upon receipt by GNE of such notice, the definitions of “GNE Patents”, “Field” and “Licensed Product” shall be deemed amended so as to delete the rights under the BP3 Patents from the licenses granted to TM under this Agreement and any other sections hereunder referring to rights, implicitly or explicitly, under the BP3 Patents shall also be deemed appropriately amended.

(d) BP3 as a Stand Alone Therapeutic. Nothing in this Section F.1 or elsewhere in this Agreement shall be interpreted 1) as granting rights to TM to research, Develop, modify, enhance, improve, use, have used, offer for sale, import, have imported, sell, have sold, Manufacture, make, have made, and/or export products containing BP3 for use as a stand alone therapeutic (i.e., not combined with IGF-I) or BP3 combined with any ingredient other than IGF-I or 2) as prohibiting GNE from licensing to an Affiliate and/or to any Third Party(ies) such rights and/or from engaging in such activities itself. Notwithstanding the foregoing, it is understood that TM may Manufacture or have Manufactured BP3 if it is to be used or sold in combination with IGF-I and TM may engage in toxicity trials using BP3 alone (and any other activities relating to BP3) as required by the FDA for Approval of a Licensed Product consisting of IGF-I combined with BP3.

F.2. Licenses To GNE.

(a) Subject to the other terms and conditions of this Agreement, TM hereby grants to GNE a license under TM’s interest in the TM Patents and TM Know-how to research, Develop, modify, enhance, improve, Manufacture, make, have made, use, have used, import, export, offer for sale, sell, and have sold Licensed Products for Joint Indications in the Territory.

(b) Subject to the other terms and conditions of this Agreement, TM hereby grants GNE a co-exclusive (with TM) license to use the Licensed Trademarks solely for purposes of promoting, marketing, selling, developing and commercializing Licensed Products for Joint Indications in the Territory.

F.3. Sublicenses. Each Party may only sublicense any or all of the rights granted it under Section F.1 or F.2, as applicable, with the prior written consent of the other Party.

F.4. Covenant regarding non-commercialization of IGF-I/GH. Notwithstanding the licenses granted to each Party in this Article II, both GNE and TM agree and covenant that neither Party will, without the other Party’s prior written consent:

(a) engage in human clinical development, market or sell any product containing either IGF-I, or IGF-I combined with BP3, complexed or combined in any manner with any form of GH; or

(b) license the rights to engage in the activities set forth in subSection F.4 (a) immediately above to any Affiliate or Third Party.

Nothing in this Section F.4 shall be interpreted as prohibiting GNE from marketing and/or selling its growth hormone products and IGF-I (as permitted under this Agreement) separately, even if such activities result in both products being prescribed on one or more occasion to the same patient(s), provided GNE does not actively market the products to be used in combination with each other without TM’s prior written consent.

F.5. Right to first negotiation for Excluded Indications. In the event at any time after the Effective Date GNE (a) possesses, acquires, or regains rights to Develop, Manufacture, have made, sell, offer for sale, use, export and/or import IGF-I for the Excluded Indications and (b) desires to license such rights under its Control to another party, GNE agrees that it will provide TM with a first right of negotiation in and to such rights, provided however that nothing in this Section shall prevent GNE from entering into license agreements with the Third Parties that have rights in and to IGF-I for the Excluded Indications prior to the Effective Date.

F.6. Ex-US Rights.

(a) Option for Ex-US Rights. Within a reasonable period of time following the Effective Date, and thereafter as often as GNE acquires additional Ex-US Rights that GNE is not prohibited from granting to a third party, GNE shall provide written notice to TM referring to this

Section F.6 and describing in reasonable detail all then-available Ex-US Rights (as defined below in this paragraph). Subject to the terms and exceptions set forth in this Section F.6, GNE hereby grants to TM an exclusive option, from the date GNE acquired or acquires any Ex-US Rights until the expiration of the Option Period (as defined at the end of this paragraph) for such Ex-US Rights, to acquire or, at TM’s election, to have a wholly-owned Affiliate of TM acquire, the Ex-US Rights for the payments described in Section F.6(b) below, and on remaining terms to be set forth in an agreement negotiated in good faith between the Parties (the “Ex-US Agreement”), provided however that such terms shall be effectively the same as those set forth herein for the US rights, with such changes as are necessary to reflect the different territories. For purposes of this Section F.6, “Ex-US Rights” shall mean any rights Controlled by GNE to Develop, offer for sale and sell IGF-I and/or IGF-I combined with BP3, outside of the US; provided, however, that Ex-US Rights shall exclude any rights with respect to the Excluded Indications, any rights relating to GH, any rights granted to, or otherwise Controlled by, any Third Party prior to the Effective Date, to the extent such rights are then still Controlled by that Third Party and, if TM has notified GNE that it is no longer interested in licensing rights under the BP3 Patents, any rights under the BP3 Patents. In addition, the Ex-US Agreement shall provide for a non-exclusive right under any patents or other rights Controlled by GNE to Manufacture, have made, use, export and import IGF-I and/or IGF-I combined with BP3 outside of the US. TM may exercise its option under this Section F.1(a) 1) with respect to IGF-I alone or 2) with respect to IGF-I alone and with respect to IGF-I combined with BP3, but TM may not exercise its option under this Section F.1(a) with respect to IGF-I combined with BP3 without exercising its option with respect to IGF-I alone. For purposes of this Section F.6, “Option Period” shall mean, with respect to any Ex-US Rights, that one (1) year period commencing on the date on which GNE notifies TM of such Ex-US Rights in accordance with this Section F.6(a).

(b) Cost of Ex-US Rights. The royalties to be paid for the Ex-US Rights shall be the same as those in Section G.2 below, and for the purpose of determining the applicable royalty percentage due with respect to the Ex-US Rights, any Net Sales generated under the agreement granting such Ex-US Rights to TM or a wholly-owned Affiliate of TM shall be aggregated by category (as set forth in sections G.2 (a) through (d) herein) with the Net Sales generated under this Agreement. The remaining payments to be made by TM or a wholly-owned Affiliate of TM for the Ex-US Rights shall be determined separately for the Ex-US Rights pertaining to IGF-I alone, on the one hand, and those pertaining to IGF-I combined with BP3 on the other, and shall consist of Initial Payments (as defined below) and milestone payments due as follows:

(i) in the case of Ex-US Rights with respect to IGF-I: upon the same events as those set forth in Section G.1(a)(i)(A) (i.e., within 90 days after signing a definitive agreement granting TM or a wholly-owned Affiliate of TM the Ex-US Rights)(an “Initial Payment”), and Sections G.1(a)(v), (vi) and (vii) (i.e., for the same events achieved by TM or a wholly-owned Affiliate of TM solely outside the Territory), plus an “Additional Payment” equal to the value of [*], with the value of all such shares being deemed equal to [*]; and

*	This provision is the subject of a Confidential Treatment Request.

(ii) in the case of Ex-US Rights with respect to IGF-I combined with BP3: upon the same events described in clause (i)(B) (an “Initial Payment”), and in Sections G.1(a)(viii) and (ix), and the annual payments of Section G.1(a)(x) (all of such payments described in (i) and (ii) of this Section F.6(b) referred to collectively, the “Ex-Us Payments”).

If the scope of the Ex-US Rights is 1) for less than all territories outside the U.S. in which GNE has patent protection and/or 2) for substantively fewer rights than are granted in this Agreement (i.e., for fewer Indications), the Parties shall negotiate in good faith the amounts of the Ex-US Payments taking into account the relative scope of the Ex-US Rights in relation to those granted in this Agreement, with the intent that the Ex-US Payments shall be proportionately reduced. In any event, the aggregate of all Ex-US Payments (which term does not account for royalty payments that will be due upon sales of Licensed Products outside of the US as discussed above) for all Ex-US Rights acquired by TM or a wholly-owned Affiliate of TM in accordance with Section F.6(a) above shall in no event exceed the total payments due under Section G.1 of this Agreement, and accordingly no single Initial Payment or milestone payment for the Ex-US Rights shall exceed the comparable payment set forth in this Agreement. All Initial Payments shall be in cash, not equity, provided that TM or a wholly-owned Affiliate of TM may , if GNE agrees at the time such payment is due, pay the Additional Payment with an equivalent amount of TM shares, valued at the then-current fair market value of such shares, but only to the extent that doing so would not cause GNE to own more than [*] on a Fully Diluted Basis.

(c) Right of First Refusal. In the event TM or a wholly-owned Affiliate of TM does not obtain the Ex-US Rights in accordance with Sections F.6(a) and (b) above, GNE shall be allowed to license such Ex-US Rights to any Third Party or Affiliate; provided that, if GNE proposes to grant to any Third Party or Affiliate any Ex-US Rights (a “Transaction”) during the one (1) year period commencing on the last day of the applicable Option Period, GNE shall first notify TM together with the terms of such Transaction (the “Notice”). TM or a wholly-owned Affiliate of TM shall have sixty (60) days from the date of the Notice (the “Acceptance Period”) to accept or reject the Transaction on the terms offered by GNE. If TM or a wholly-owned Affiliate of TM accepts such terms, such Ex-US Rights shall be granted to TM or a wholly-owned Affiliate of TM on the terms set forth in the Notice. If TM or a wholly-owned Affiliate of TM declines to accept the Transaction terms within the Acceptance Period, GNE shall be free to enter into the Transaction with such Third Party or Affiliate on the terms set forth in the Notice. After the expiration of the year that commenced on the last day of the applicable Option Period, GNE shall be free to license any Ex-US Rights to any Affiliate and/or to any Third Party as it sees fit in its sole discretion.

*	This provision is the subject of a Confidential Treatment Request.

EXHIBIT G

Payments and Equity Issuances

G.1. Milestone Payments and Equity Issuances.

(a) Payments and Equity Issuances. As partial consideration for the licenses and other rights granted to TM herein, TM agrees to:

(i) (A) within [*] after the Parties have executed this Agreement, pay to GNE [*] as partial consideration for the rights set forth herein relating to IGF-I and (B) as partial consideration for the rights set forth herein relating to IGF-I combined with BP3, either (I) within [*] following the Effective Date, pay to GNE [*] or (II) within [*] months following the Effective Date, pay to GNE [*];

(ii) upon the closing of the initial sale (after the Effective Date) by TM to outside investors of preferred stock or other securities (and in any event, within one hundred twenty (120) days following the Effective Date)(the “Initial Financing”), issue to GNE that number of shares of preferred stock or other securities issued in the Initial Financing of TM equal to [*] of the total equity securities of TM on a Fully Diluted Basis;

(iii) at any TM rounds of financing to occur within six (6) months of the closing date following the Initial Financing, issue to GNE preferred stock or other securities of TM in an amount that, combined with the equity awarded in subSection (ii) immediately above, would provide GNE with equity in TM equal to [*] of the total equity securities of TM on a Fully Diluted Basis;

(iv) at any TM rounds of financing to occur after six (6) months, but prior to twelve (12) months, following the closing date of the Initial Financing, issue to GNE preferred stock or other securities of TM in an amount that, combined with the equity awarded in subsections (ii) and (iii) immediately above, would provide GNE with equity in TM equal to [*] of the total equity securities of TM on a Fully Diluted Basis, provided however that the value (as determined below) of such stock provided to GNE pursuant to this subSection (iv) shall not exceed [*] when aggregated with any prior issuances to GNE;

(v) within ninety (90) days following Approval by the FDA of a Licensed Product for the treatment of Initial Indication 1, pay to GNE [*];

(vi) within ninety (90) days following Approval by the FDA of the first Licensed Product that does not contain BP3 for the treatment of any Indication other than GHIS, provided such Indication is not a Joint Indication, pay to GNE [*];

*	This provision is the subject of a Confidential Treatment Request.

(vii) within ninety (90) days following TM’s achievement of an aggregate of [*] in Net Sales of Licensed Products that do not contain BP3 (of which, at least [*] were in Net Sales of Licensed Products for Indications that are not Joint Indications), pay to GNE [*];

(viii) within ninety (90) days following Approval by the FDA of the first Licensed Product containing BP3 combined with IGF-I, provided such Indication is not a Joint Indication, pay to GNE [*];

(ix) within ninety (90) days following TM’s achievement of an aggregate of [*] in Net Sales of Licensed Products containing BP3 combined with IGF-I (of which, at least [*] were in Net Sales of Licensed Products for Indications that are not Joint Indications), pay to GNE [*]; and

(x) unless TM has notified GNE that it no longer wishes to license rights under the BP3 Patents, on each anniversary date of the Effective Date, pay to GNE [*].

For the purposes of this Section G.1(a), the value of preferred stock of TM shall be calculated based on a value per share equal to (a) the post-money valuation of TM immediately following the closing of the round of financing at issue divided by (b) the number of equity securities of TM immediately following such a financing on a Fully Diluted Basis. The Parties understand and agree that the two milestones in (i) above and the milestones in (v), (vi), (vii), (viii), and (ix) above shall each be paid only once, on the first occurrence of such an event. For purposes of (ii) through (iv) above, the applicable percentage of equity securities of TM on a Fully Diluted Basis shall be determined as of the close of the specific financing.

(b) Additional Terms concerning Milestone Payments and Equity Issuances.

(i) Minimum Financing. TM agrees that at least one round of financing set forth in subSection (ii), (iii) or (iv) immediately above must be equal to or greater than [*] and that such round must occur by [*] or by such later date as GNE may agree. TM further agrees that if it has not raised a total of at least [*] by [*], it will do so by [*].

(ii) GNE rights to Maintain Equity Interest in TM. TM shall grant GNE pre-emptive rights and registration rights as set forth in a side letter agreement between the Parties of even date herewith.

(iii) Terms regarding TM Stock provided to GNE. GNE shall receive in a timely manner copies of any and all diligence documents reasonably requested by GNE or that are provided to any investor in any financing in which GNE receives equity in TM. Any issuance of equity in TM to GNE, or purchase of equity in TM by GNE, as set forth in the subsections immediately above shall be pursuant to a stock purchase agreement and related documentation to be agreed upon between the parties, such agreement in each case to be consistent with the terms set forth herein and to contain terms the same as, or better than, the most favorable terms granted to any

*	This provision is the subject of a Confidential Treatment Request.

investor in any such equity securities issued in associated equity financings. Any shares of stock issued to, or purchased by, GNE herein shall be preferred voting stock, unless no preferred stock is being issued in the round of financing at issue (in which event GNE shall receive securities of the type and in the form issued in such round); provided however, that in no event shall GNE receive, whether though an issuance or a purchase, [*] or more of TM’s outstanding voting stock. In the event any issuance or purchase of TM preferred voting stock would result in GNE receiving [*] or more of TM’s outstanding voting stock, then TM shall issue preferred voting stock to GNE up to the point at which GNE would receive one share fewer than [*] of TM’s outstanding voting stock and the remaining shares shall be issued as preferred stock which shall not have voting rights but shall otherwise have rights and preferences on parity with the other shares of preferred stock issued to GNE herein.

G.2. Royalties Payable to GNE for Sales by TM of Licensed Products for Indications that are not Joint Indications.

(a) Royalty on Licensed Products that do not Contain BP3 With Valid Claims. With respect to each Licensed Product that does not contain BP3 for Indications that are not Joint Indications sold by TM or its permitted Sublicensees in the Territory and for which the manufacture, use or sale would infringe, if not for the licenses granted herein, one or more Valid Claims of a GNE Patent, as partial consideration for the licenses and other rights granted to TM herein, TM shall pay GNE a royalty based on aggregate Net Sales by TM of such Licensed Product for such Indications during each Calendar Year, in accordance with the following: [*]

For the purpose of determining whether the manufacture, use or sale of a Licensed Product sold by TM or its permitted Sublicensees in the Territory would infringe, if not for the licenses granted herein, one of more Valid Claims of a GNE Patent, any Licensed Product manufactured outside of the Territory shall be deemed to have been manufactured in the Territory.

(b) Royalty on Licensed Products that do not Contain BP3 Without Valid Claims. With respect to each Licensed Product that does not contain BP3 for Indications that are not Joint Indications sold by TM or its permitted Sublicensees in the Territory and for which the manufacture, use or sale does not infringe one or more Valid Claims of a GNE Patent applicable in the Territory, as partial consideration for the licenses and other rights granted to TM herein, TM shall pay GNE a royalty based on aggregate Net Sales by TM of such Licensed Product for such Indications during each Calendar Year, in accordance with the following: [*]

(c) Royalty on Licensed Products that Contain BP3 With Valid Claims. With respect to each Licensed Product that contains BP3 for Indications that are not Joint Indications sold by TM or its permitted Sublicensees in the Territory and for which the manufacture, use or sale would infringe, if not for the licenses granted herein, one or more Valid Claims of a GNE Patent, as partial consideration for the licenses and other rights granted to TM herein, TM shall pay GNE a royalty based on aggregate Net Sales by TM of such Licensed Product for such Indications during each Calendar Year, in accordance with the following: [*]

*	This provision is the subject of a Confidential Treatment Request.

For the purpose of determining whether the manufacture, use or sale of a Licensed Product sold by TM or its permitted Sublicensees in the Territory would infringe, if not for the licenses granted herein, one of more Valid Claims of a GNE Patent, any Licensed Product manufactured outside of the Territory shall be deemed to have been manufactured in the Territory.

(d) Royalty on Licensed Products that Contain BP3 Without Valid Claims. With respect to each Licensed Product that contains BP3 for Indications that are not Joint Indications sold by TM or its permitted Sublicensees in the Territory and for which the manufacture, use or sale does not infringe one or more Valid Claims of a GNE Patent applicable in the Territory, as partial consideration for the licenses and other rights granted to TM herein, TM shall pay GNE a royalty based on aggregate Net Sales by TM of such Licensed Product for such Indications during each Calendar Year, in accordance with the following: [*]

(e) [*]

(f) [*]

(g) Royalty Adjustment for Combination Products. An appropriate adjustment of the royalties outlined in this Section G.2 for Net Sales of a Licensed Product formulated in combination with one or more additional therapeutically active ingredients shall be mutually agreed upon, in good faith, by the Parties.

(h) Single Royalty per Licensed Product. Royalties under this Section G.2 shall be payable upon the sale by TM, its Affiliates and/or their permitted sublicensees to a Third Party and not upon a sale among TM, its Affiliates and/or their permitted sublicensees. The applicability of more than one Valid Claim or more than one GNE Patent shall not cause more than one royalty to be due upon the sale of a Licensed Product.

G.3. Royalty Payments. Royalties payable under Sections G.2 shall be payable on a quarterly basis, within forty-five (45) days following the end of each Calendar Quarter, based upon the Net Sales during such Calendar Quarter, commencing with the Calendar Quarter in which the First Commercial Sale of such Licensed Product is made for the applicable Indication. Royalties shall be calculated in accordance with GAAP and with the terms of this Agreement. In the event any payment is made after thirty (30) days after such payment is due, TM shall increase the amount otherwise due and payable by adding interest thereon, computed at the Interest Rate.

G.4. Royalty Statements. Each royalty payment under Section G.2 shall be accompanied by a statement showing (a) Gross Sales and Net Sales, (b) the number of units of Licensed Product sold during the applicable Calendar Quarter, and (c) the amount of royalties due on such Net Sales.

*	This provision is the subject of a Confidential Treatment Request.

G.5. Term of Royalty Obligations.

(a) With respect to each Licensed Product for an Indication that is not a Joint Indication, the obligation to pay royalties due under Sections G.2 shall terminate on the later to occur of [*]

(b) Upon expiration of the royalty term for a Licensed Product for a particular Indication as described above, any applicable license grant under Article II with respect to such Licensed Product for such Indication shall automatically become fully paid-up.

G.6. Operating Profit/Loss Split for Licensed Products for Joint Indications, Tracking Sales. In the event GNE Opts-in for the commercialization of a Licensed Product for a Joint Indication, the Parties shall split the Operating Profits or Losses realized from the joint commercialization as set forth in the Financial Appendix, attached hereto as Exhibit D. It is understood that in the event a Licensed Product(s) is Approved by the FDA for both (a) one or more Indications that are not Joint Indications and (b) one or more Joint Indications, sales of such Licensed Products will need to be carefully tracked to ensure proper accounting hereunder. As such, upon the first Opt-in by GNE, TM and GNE will mutually agree upon an appropriate distribution method for the distribution by TM of Licensed Products for Indications that are not Joint Indications and by GNE of Licensed Products for Joint Indications, such as the use of “specialty” distributors who take assignment of benefits, ship directly to the patient and have the ability to report insurance and prescription documentation directly to TM or GNE or such other mutually agreeable state of the art distributors who will have the ability to report sales on an Indication specific basis. The Parties agree that in the event of any dispute over whether a particular sale(s) was for an Indication that is not a Joint Indication, such insurance and prescription documentation will govern how a particular sale of a Licensed Product should be treated hereunder.

G.7. Correction for Substitute Sales and Booking of Nonidentifiable Sales.

(a) Correction for Substitute Sales. One year following the first commercial sale of a Licensed Product for a Joint Indication and annually thereafter (assuming there were also sales made by TM during such year of Licensed Product for Indications that are not Joint Indications), the Parties shall audit the tracking records set forth in Section G.6 above to determine whether any sales were made by TM as a Licensed Product for an Indication that is not a Joint Indication that should have been made as a sale of a Licensed Product for a Joint Indication, and whether any sales were made by either GNE or TM as a Licensed Product for a Joint Indication that should have been made as sale of a Licensed Product for Indication that is not a Joint Indication. Following such audit, the Parties shall calculate the financial impact of such incorrectly booked sales and the Party who incorrectly benefited from such sales shall pay the other Party such amount as is necessary to make the other Party whole plus interest of [*] per annum calculated from the date which is three months after the date on which payment for such correctly booked sales would have been made.

*	This provision is the subject of a Confidential Treatment Request.

(b) Nonidentifiable Sales. The Parties agree that sales of Licensed Product which are not identifiable, or have not been identified, as either a Licensed Product for a Joint Indication or a Licensed Product for an Indication which is not a Joint Indication, shall be booked in proportion to percentages of Licensed Product for identifiable sales. By way of example, if fifty percent (50%) of identifiable sales of Licensed Product are for Joint Indications and fifty percent (50%) are for Indications that are not Joint Indications, then fifty percent (50%) of nonidentifiable sales should be booked as sales of Licensed Product for Joint Indications and fifty percent (50%) of such sales should be booked as sales of Licensed Product for Indications that are not Joint Indications. Deviations from such allocation should be corrected in accordance with paragraph G.7(a) above.

G.8. Mode of Payment. All payments to TM or GNE hereunder (including those made pursuant to the Financial Appendix) shall be made by wire transfer in United States Dollars in accordance with such instructions as the receiving Party may from time to time provide by notice to the paying Party. Payments shall be free and clear of any taxes (other than withholding and other taxes imposed on the receiving Party), fees or charges.

G.9. Records Retention; Audit.

(a) Until the third anniversary of January 31 of the Calendar Year in which a Licensed Product is sold, a Party having sold such Licensed Product shall keep (and shall ensure that its Affiliates and sublicensees shall keep) the original records, kept in the ordinary course of business, of such sale in sufficient detail to confirm the accuracy of the royalty or profit sharing calculations hereunder.

(b) Upon the written request of the other Party, but not more than once in each Calendar Year, each Party shall permit an independent certified public accounting firm of nationally recognized standing selected by the requesting Party, and reasonably acceptable to the Party being audited, at the requesting Party’s expense, to have access during normal business hours, and upon reasonable prior written notice, to such of the original records, kept in the ordinary course of business, of the Party being audited as may be reasonably necessary to verify the accuracy of the royalty or profit sharing reports hereunder for any Calendar Year ending not more than twenty-four (24) months prior to the date of such request. The accounting firm shall disclose to the Party being audited and the requesting Party only whether the royalty or profit sharing reports are correct or incorrect and the specific details concerning any discrepancies. No other information shall be provided to the requesting Party.

(c) If such accounting firm correctly concludes that additional royalties were owed, or that the requesting Party was due additional profits, during such period, the audited Party shall pay the additional royalties or profits, with interest from the date originally due at the prime rate, as published in The Federal Reserve Bulletin, on the last business day preceding such date, within sixty (60) days after the date on which such accounting firm’s written report is delivered to the audited Party. If the amount of the underpayment is greater than five percent (5%) of the total amount owed for any Licensed Product for any Indication during any Calendar Year at issue, then the audited Party shall reimburse the requesting Party for all costs related to such audit of such Calendar Year.

(d) The requesting Party shall treat all information subject to review under this Section G.9 as Confidential Information and shall cause its accounting firm to enter into an acceptable confidentiality agreement with the Party being audited obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement.